UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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pdvWireless, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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pdvWireless, Inc.
3 Garret Mountain Plaza, Suite 401
Woodland Park, New Jersey 07424

July 5, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders of pdvWireless, Inc. on Tuesday, August 6, 2019 at 9:30a.m. (Eastern Daylight Time).  The meeting will be held at the Hilton Short Hills located at 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Morgan E. O’Brien
Chief Executive Officer

PDVWIRELESS, INC.
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 6, 2019

To Our Stockholders:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of pdvWireless, Inc. (the “Company,” “we,” “our,” and “us”) will be held at the Hilton Short Hills located at 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078 on Tuesday, August 6, 2019 at 9:30 a.m. Eastern Daylight Time for the following purposes:

1.	To elect nine directors to hold office until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

3.	To amend our Amended and Restated Certificate of Incorporation to change our corporate name from “pdvWireless, Inc.” to “Anterix Inc.”; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a vote “FOR” each of the director nominees and “FOR” proposals 2 and 3.  Stockholders of record at the close of business on June 17, 2019 are entitled to notice of, and to vote on, all matters at the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof.  For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting, during ordinary business hours at our corporate offices located at 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424.

All stockholders are invited to attend the Annual Meeting in person.  Whether or not you expect to attend the Annual Meeting, you are urged to vote or submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.  Telephone and internet voting are available.  For specific instructions on voting, please refer to the instructions on your proxy card.  If you hold your shares through an account with a broker, bank, trustee, or other nominee, please follow the instructions you receive from them to vote your shares.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:  Our Annual Report and Proxy Statement are available at http://www.viewproxy.com/pdvWireless/2019.

By Order of the Board of Directors,

Morgan E. O’Brien
Chief Executive Officer
July 5, 2019

2019 Proxy Statement Summary

To assist you in reviewing the Proxy Statement for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of pdvWireless, Inc. (the “Company,” “we,” “our,” and “us”), we call your attention to the following summary information about the Annual Meeting and our corporate governance framework.  For more complete information, please review this Proxy Statement and our Annual Report for the fiscal year ended March 31, 2019 (“Fiscal 2019”).  We encourage you to vote your shares at the Annual Meeting.  If you are unable to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted.

Annual Meeting of Stockholders

Date and Time:	August 6, 2019 at 9:30 a.m. Eastern Daylight Time.
Place:	The Hilton Short Hills located at 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
Record Date:	June 17, 2019.
Voting:

If you were a “stockholder of record” or beneficial owner of shares held in “street name” as of the close of business on the Record Date, you may vote your shares.  You may vote in person at the Annual Meeting or by the Internet, telephone or mail.  See the “General Information—Voting Instructions” in this Proxy Statement for more detail regarding how you may vote your shares.

Admission:

You are entitled to attend the Annual Meeting if: (i) you were a stockholder as of the Record Date (or you are attending as a named representative of a stockholder, or you are an immediate family member attending as a guest of a stockholder); and (ii) you present proof of ownership of our common stock as of the Record Date.  In addition, all stockholders, immediate family member guests and representatives will be required to present government-issued photo identification (e.g., driver’s license or passport) to gain admission to the Annual Meeting.  Please note that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the broker, bank, trustee, or nominee.

Please be advised that all purses, briefcases, bags, etc. may be subject to inspection.  The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting room during the Annual Meeting.

Proposals and Voting Recommendations

Proposals:	Board Vote Recommendation	Page References (for more detail)

(1) Election of nine directors to hold office until the 2020 annual meeting of Stockholders and until their respective successors are elected and qualified.	FOR EACH NOMINEE	35

(2) Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.	FOR	36
(3) Amendment of our Amended and Restated Certificate of Incorporation to change our corporate name from “pdvWireless, Inc.” to “Anterix Inc.”	FOR	39

i

Director Nominees

The following table provides summary information about each of the individuals nominated for election at the Annual Meeting:

Name	Age	Position with pdvWireless	Qualifications	Committee Memberships	Existing Director
Brian D. McAuley	78	Chairman of the Board	* Leadership * Industry * Finance * Board Experience	None	Yes
Morgan E. O’Brien	75	Chief Executive Officer	* Leadership * Industry * Regulatory * Board Experience	None	Yes
T. Clark Akers	62	Director	* Leadership * Industry * Finance * Board Experience	Audit Compensation	Yes
Rachelle B. Chong	60	Director	* Regulatory * Industry * Leadership	Nominating and Corporate Governance	Yes
Greg W. Cominos	56	Director	* Industry * Technology * Leadership	Audit	Yes
Gregory A. Haller	52	Director	* Industry * Operations * Leadership	Nominating and Corporate Governance	Yes
Mark J. Hennessy	61	Lead Independent Director	* Management * Growth * Sales * Leadership	Compensation	Yes
Singleton B. McAllister	67	Director	* Legal * Regulatory * Governance * Board experience	Compensation Nominating and Corporate Governance	Yes
Paul Saleh	63	Director	* Industry * Finance * Leadership * Operations	Audit Nominating and Corporate Governance	Yes

Corporate Governance Summary Facts

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace.  The following table summarizes some of the key elements of our corporate governance framework:

Size of Board (set by the Board)	9
Number of Independent Directors (after Annual Meeting)	7
Chairman and CEO	Separate
Board Self-Evaluation	Annual
Review Board and Board Committee Qualifications	Annual
Hold Executive Sessions	Yes
Annual Director Elections (No Classified Board)	Yes
Majority Voting for Director Elections	Yes
Diverse Board (as to background, experience and skills)	Yes
Board has Adopted Corporate Governance Guidelines	Yes
No Related Party Transactions with Officers or Directors	True
Board has Not Amended Charters or Taken Actions to Reduce Stockholder Rights	True
Director Meeting Attendance Above 75%	Yes
All Directors with More than One Year of Service Own Stock	Yes
No Family Relationships Among Officers and Directors	True
All Committee Chairs and Members Qualify as Independent Directors	Yes
CEO Serves on Less Than Three Outside Boards	True
Independent Directors Serve on Less Than Five Outside Boards	True
Stock Ownership Guidelines	Yes
Lead Independent Director	Yes
Percentage of Women Directors	22.2%

Recent Corporate Governance Changes

Our Board of Directors (our “Board” or the “Board of Directors”) has taken the following actions to further strengthen our corporate governance framework.

Additional Independent Directors.  Our Board added a new independent director during Fiscal 2019, Gregory A. Haller. Mr. Haller has more than 30 years of experience serving as a senior executive officer in the wireless and telecommunication services industries. The Board has nominated and is requesting the Company’s stockholders to re-elect Mr. Haller and the other six existing independent directors at the Annual Meeting, including T. Clark Akers, Rachelle B. Chong, Greg W. Cominos, Mark J. Hennessy, Singleton B. McAllister and Paul Saleh.

Succession Planning.  The Board, working with management, has commenced a succession planning process for the Company’s executive officers and key employees.

Stockholder Communications.  We proactively interact with our stockholders to obtain their feedback on our operations, including meeting with a number of our large stockholders on a regular basis.  We also hosted an Investors’ Day conference on May 21, 2019 to discuss the status of our regulatory initiatives and to outline our business plans and objectives.

Our Business

We are a wireless communications company focused on developing and commercializing our spectrum assets to enable our targeted critical infrastructure and enterprise customers to deploy private broadband networks, technologies and solutions.  We are the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska and Puerto Rico. On average, we hold approximately 60% of channels in the 900 MHz band in the top 20 metropolitan market areas in the United States.  We are currently pursuing a regulatory proceeding at the Federal Communications Commission (“FCC”) that seeks to modernize and realign the 900 MHz band to increase its usability and capacity by allowing it to be utilized for the deployment of broadband networks, technologies and solutions. At the same time, we are pursuing business opportunities with our targeted critical infrastructure and enterprise customers to build awareness and demand for our spectrum assets, assuming we achieve a favorable result with our FCC initiatives.

Summary of Compensation Best Practices

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act”.  The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.”  For so long as we remain an emerging growth company, we are permitted and will rely on exemptions from certain disclosure requirements.  These exemptions include reduced disclosure obligations regarding the compensation of our executive officers.   Nevertheless, our Board and Compensation Committee each believe that adopting appropriate and sound compensation programs and practices are fundamental to the overall success of our business and aligning the interests of our executives with the interests of our stockholders.

The Compensation Committee regularly reviews best practices in governance and executive compensation. The following is a high-level summary of the current executive compensation practices utilized by the Compensation Committee to drive Company performance and serve our stockholders’ long-term interests:

• • • • • •	• • • • • • •

•   Independent Compensation Committee Members

•   Retained Independent Compensation Consultant

•   Developed Peer Group and Assess Pay Practices

•   Use Stock Ownership Guidelines for Directors and Executives

•   Conduct Annual Compensation Risk Assessment

•   Prohibit Hedging or Pledging Stock

•   Use Performance-Based Incentive Plan Design

•   Does Not Offer Tax Gross Ups

•   Use Double Trigger Vesting Provisions

•   No Multi-Year Guaranteed Bonuses

•   No Repricing Allowed without Shareholder Approval

•   No Guaranteed Term Employment Agreements

•   Offer Limited Perquisites for Executives

•   Consider Feedback from Stockholder Outreach

Executive Compensation for Fiscal 2019

Our Board of Directors established a Compensation Committee comprised of three independent directors in accordance with the rules and regulations established by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market.   Our Board has delegated to the Compensation Committee the authority to establish the Company’s executive compensation program and to approve all compensation received by our executive officers and the other members of its management team.   The Compensation Committee retained Pearl Meyer & Partners, LLC, (“Pearl Meyer”), as its independent compensation consultant, to assist it in evaluating our overall executive compensation program and practices.

Executive Compensation Program.  Based on the advice of Pearl Meyer, our Compensation Committee has established an executive compensation program consisting of: (i) an annual base salary, (ii) an annual performance-based cash bonus program and (iii) a long-term equity award consisting of a time-based restricted stock unit award.  In establishing this program, the Compensation Committee focused on designing a program that would attract, retain and incentivize executives, motivate them to achieve our key financial, operational and strategic goals and reward them for superior performance.  The Compensation Committee also focused on ensuring that our executive compensation program aligns our executive officers’ and key employees’ interests with those of our stockholders by basing a significant portion of their compensation on the achievement of corporate and individual performance goals approved by the Compensation Committee.

Base Salary:  The base salaries of our executive officers depend on their job responsibilities, the rate of compensation paid by our peer group of companies, the pay offered to the other executive officers and our financial position and business performance.  To help conserve our cash resources, the Compensation Committee set the base salaries for our executive officers for Fiscal 2019 at or below the median based on peer group data.

Performance-Based Cash Bonus Awards:  As part of our compensation program, our executive officers and other key employees are eligible to participate in a performance-based cash bonus award program. The Compensation Committee determines the annual performance-based cash bonus awards based on the executive’s individual performance and our actual performance compared to the corporate goals approved by the Compensation Committee.  For Fiscal 2019, the Compensation Committee set the annual target bonuses for our Chief Executive Officer at 75% of his base salary, for our President and Chief Operating Officer at 60% of his base salary and our Chief Financial Officer at 60% of his base salary. The Compensation Committee also determined that 40% of the annual performance-based cash incentive award for each of our executives would be based on corporate performance goals (Adjusted EBITDA and Cash Balance) and the other 60% would be based on their individual performance. Our Compensation Committee expected that the objectives it set as the corporate performance goals at the target level of performance would be challenging and require effective execution by our management team.

For Fiscal 2019, the Compensation Committee evaluated our performance and each executive’s individual performance and awarded annual bonus payouts to our named executive officers ranging from 100% to 112% of their target bonus award opportunities.

Long-Term Equity Awards:  For Fiscal 2019, the Compensation Committee granted time-based restricted stock unit awards to our named executive officers, except for Mr. Schwartz.  Mr. Schwartz received a time-based incentive stock option at the time of his promotion to President and Chief Operating Officer in May 2018.

v

PDVWIRELESS, INC.
3 Garret Mountain Plaza, Suite 401
Woodland Park, New Jersey 07424

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 6, 2019

This Proxy Statement, along with a proxy card,
is being mailed to our stockholders on or before July 5, 2019

GENERAL INFORMATION

We have mailed these proxy materials to you in connection with the solicitation by the Board of Directors (our “Board” or the “Board of Directors”) of pdvWireless, Inc. of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, August 6, 2019 at the Hilton Short Hills located at 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078 at 9:30 a.m. Eastern Daylight Time and any adjournments or postponements thereof.  References in this proxy statement to the “Company,” “we,” “our,” and “us” are to pdvWireless, Inc. and its subsidiaries.

Record Date

Holders of shares of our common stock (the “common stock”), our only class of issued and outstanding voting securities, at the close of business on June 17, 2019 (the “Record Date”) are entitled to vote on the proposals presented at the Annual Meeting.  As of June 17, 2019, 14,835,738 shares of our common stock were issued and outstanding.

Quorum

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

The Annual Meeting may be adjourned or postponed from time to time and at any reconvened meeting, action with respect to the matters specified in this Proxy Statement may be taken without further notice to stockholders except as required by applicable law or our charter documents.

Stockholders of Record

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company.  As a stockholder of record, you have the right to grant your voting proxy directly to the proxy holders designated by the Company or to vote in person at the Annual Meeting.  All shares represented by a proxy will be voted at the Annual Meeting, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of ratifying Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020, in favor of the amendment of our Amended and Restated Certificate of Incorporation to change our corporate name from “pdvWireless, Inc.” to “Anterix Inc.” and as the proxy holders determine in the exercise of their discretion on any other business or item as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization.  If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization.  As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.  If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”), as further described below under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a broker, bank, trustee or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from your broker, bank, trustee, or nominee.

Broker Non-Votes

Broker non-votes are shares held by brokers, banks, trustees, or other nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers, banks, trustees, or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner.  Under the rules that govern brokers, banks, trustees and other nominees, these entities have the discretion to vote on routine matters, but not on non-routine matters.  The only routine matter to be considered at the Annual Meeting is the ratification of the appointment of the Company’s independent registered public accounting firm.  The remaining proposals are considered to be non-routine matters.  As a result, if you do not provide your broker, bank, trustee, or nominee with voting instructions on this non-routine matter, your shares will not be voted either for or against the Company’s director nominees or for or against the amendment to the Company’s Amended and Restated Certificate of Incorporation to change the Company’s name to “Anterix Inc.”

Implications of being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”).  The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.”  For so long as we remain an emerging growth company, we are permitted and will rely on exemptions from certain disclosure requirements.  These exemptions include reduced disclosure obligations regarding the compensation of our executive officers.  In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.  We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year following January 26, 2020, (b) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million when measured as of the end of our prior second fiscal quarter (currently September 30th), or (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.  Accordingly, the information contained in this Proxy Statement and the matters to be voted on at the Annual Meeting may not be as extensive as the information and proxy proposals submitted by other public companies that are not emerging growth companies.

Voting Matters

Stockholders are entitled to cast one vote per share of common stock on each matter presented at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a purpose related to the Annual Meeting during normal business hours at our executive offices for a period of at least 10 days preceding the date of the Annual Meeting.

There are three proposals scheduled to be voted on at the Annual Meeting:

(1)	To elect nine directors to hold office until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified;
(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and
(3)	To approve an Amendment to our Amended and Restated Certificate of Incorporation to change our corporate name from “pdvWireless, Inc.” to “Anterix Inc.”

Our Board recommends a vote “FOR” each of the director nominees and “FOR” proposals 2 and 3 listed above.

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.

Vote Required

Proposal 1 – Election of Directors

Under our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, in an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares through a broker, bank, trust, or other nominee and you do not instruct the broker, bank, trustee, or nominee on how to vote on this proposal, your broker, bank, trustee, or nominee will not have authority to vote your shares.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against any director nominee, and therefore will not have any effect on the outcome of this proposal.

We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see “Proposal One—Election of Directors”. The Board recommends a vote “FOR” all nominees.

Proposal 2 – Ratification of Auditors

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of Grant Thornton LLP, as our independent registered public accounting firm for the fiscal year ending March 31, 2020.  Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal, and will therefore have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP, our independent registered public accounting firm for the fiscal year ending March 31, 2020.  For more information see “Proposal Two—Ratification of Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm.”

Proposal 3 – Corporate Name Change

If a quorum is present, the affirmative vote of shares representing a majority of the outstanding shares of common stock as of the Record Date is required to approve the amendment to our Amended and Restated Certificate of Incorporation to change our corporate name to “Anterix Inc.” Abstentions will be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

The Board recommends a vote “FOR” the amendment to our Amended and Restated Certificate of Incorporation to change our corporate name to “Anterix Inc.”  For more information see “Proposal Three—Amendment of our Amended and Restated Certificate of Incorporation to Change our Corporate Name to “Anterix Inc.”

Voting Instructions

If you are a stockholder of record, you can vote in the following ways:

1.	By Internet: by following the internet voting instructions included on the proxy card at any time up until 11:59 p.m., Eastern Daylight Time, on August 5, 2019.
2.	By Telephone: by following the telephone voting instructions included on the proxy card at any time up until 11:59 p.m., Eastern Daylight Time, on August 5, 2019.
3.

By Mail:  you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

You may also vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee.

Proxies

All shares represented by a proxy will be voted at the Annual Meeting, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement and in favor of ratifying Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020 and in favor of the amendment to our Amended and Restated Certificate of Incorporation to change our corporate name to “Anterix Inc.”   If any other business may properly come before the Annual Meeting, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.

If your shares are held by a broker, bank, trustee, or other nominee, exercising fiduciary powers (typically referred to as being held in “street name”), you should receive a separate voting instruction form with this Proxy Statement.  Your broker, bank, trustee, or nominee may vote your shares on Proposal 2, but will not be permitted to vote your shares with respect to other proposals unless you provide instructions as to how to vote your shares.  Please note that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Proxy Revocation Procedure

If you are a stockholder of record, you may revoke your proxy:

1.	by written notice of revocation mailed to and received by the Corporate Secretary of the Company prior to the date of the Annual Meeting;
2.	voting again via the internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Daylight Time on August 5, 2019;
3.

by executing and delivering to the Corporate Secretary a proxy dated as of a later date than a previously executed and delivered proxy (provided, however, that such action must be taken prior to 11:59 p.m. Eastern Daylight Time on August 5, 2019); or

4.	by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

If your shares are held by a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee; or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Voting Results

We will announce preliminary voting results at the Annual Meeting.  We will report final results in a Form 8-K report filed with the SEC.

BOARD OF DIRECTORS INFORMATION

Our Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of our nine existing directors for re-election at the Annual Meeting.  Directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  All of our director nominees have indicated their willingness to serve if elected, but if any of our director nominees should be unable or unwilling to stand for election, the shares represented by proxy may be voted for a substitute designated by our Board.

In addition to the information set forth below regarding our director nominees and the skills that led our Board to conclude that these individuals should serve as directors, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to the highest ethical standards.  We believe they each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and their Board duties.

Our Board of Directors

The following sets forth information regarding the business experience of our directors as of June 27, 2019:

Name	Age	Position with pdvWireless	Existing Director
Brian D. McAuley	78	Chairman of the Board	Yes
Morgan E. O’Brien	75	Chief Executive Officer	Yes
T. Clark Akers	62	Director	Yes
Rachelle B. Chong	60	Director	Yes
Greg W. Cominos	56	Director	Yes
Gregory A. Haller	52	Director	Yes
Mark J. Hennessy	61	Lead Independent Director	Yes
Singleton B. McAllister	67	Director	Yes
Paul Saleh	63	Director	Yes

Brian D. McAuley. Mr. McAuley has served as our Chairman of the Board since August 2004.  Mr. McAuley is a co-founder of Nextel Communications, Inc. (Nasdaq:  NXTL) (“Nextel”) and held senior executive positions at Nextel from its inception in 1987 until 1996, including seven years as President and Chief Executive Officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as Chairman and Chief Executive Officer from 1996 to 1999, and where he continues to serve as Chairman of the Board.  Mr. McAuley also served as President and Chief Executive Officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003.  Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included Chief Financial Officer of Millicom Incorporated, Corporate Controller at Norton Simon Inc. and Manager at Deloitte & Touche LLP.  Mr. McAuley served on the board of directors of United Rentals (NYSE:  URI) from April 2004 until May 4, 2017.  Mr. McAuley has a B.B.A.  Degree from Adelphi University and is a member of various finance and telecommunications industry organizations.

We believe Mr. McAuley is qualified to serve on our Board based on his prior experience in founding, building and serving as an executive officer at leading telecommunications companies, his prior experience in building a nationwide dispatch network at Nextel, and his experience serving on the boards of directors of other private and public companies.

Morgan E. O’Brien. Mr. O’Brien has served as our Chief Executive Officer since April 2018.  He has also served as a member of our Board since April 2012, and as Vice Chairman from May 2014 to April 2018.  In April 2018, Mr. O’Brien transitioned to serving as our Chief Executive Officer.  From January 2009 to present, Mr. O’Brien has served as an independent consultant to several wireless start-ups and until June 2017 served as a member of the board of directors of GTT Communications, Inc. (NYSE:  GTT).  As a co-founder and chairman of Nextel, Mr. O’Brien led the creation of the first all-digital nationwide wireless network (the Nextel National Network) and brought push-to-talk (“PTT”) communication to the mass business and consumer market.  After the merger of Nextel with Sprint Corporation in 2004, he was a co-founder of Cyren Call Communications Corporation, where he served until January 2009.  Mr. O’Brien was recognized in 1987 as New Jersey Entrepreneur of the Year and was voted the RCR Person of the Year in 1993 and again in 2006.  In 2005, he was inducted into the Washington, DC Business Hall of Fame, and in 2007 he was named a Fellow of the Radio Club of America and was named by Fierce Wireless as “one of the top U.S. wireless innovators of all time.”  In 2016, Mr. O’Brien was awarded the Armstrong Medal, the highest award of the Radio Club of America, for demonstrated excellence and lasting contributions to radio arts and sciences.  Mr. O’Brien has also served on a number of boards of other public companies including Sprint and Williams

Telecommunications.  He also serves on the board of several private companies and charitable organizations.   Mr. O’Brien is a graduate of Georgetown University and received his law degree from Northwestern University.

We believe Mr. O’Brien is qualified to serve on our Board based on his prior experience in founding, building and serving as an executive officer at Nextel and Cyren Call Communications, his prior experience in building a nationwide dispatch network at Nextel, his expertise in FCC licensing and compliance matters, and his experience serving on the boards of directors of other private and public companies.

T. Clark Akers. Mr. Akers has served as a member of our Board since June 2014. He has served as a Managing Director, SBIC Funds Placement Division at B. Riley FBR (Nasdaq:  FBRC), a Los Angeles, CA based investment banking firm, since September 2015.  His responsibilities at B Riley FBR include raising capital for Small Business Investment Company (SBIC) funds for experienced U.S. investment managers. Prior to B. Riley FBR, Mr. Akers was a Managing Director at Commerce Street Capital, a Dallas, TX based investment banking firm.  Mr. Akers serves on the advisory board of Pharos Capital Group, a private equity firm based in Nashville, TN and Dallas, TX. Mr. Akers serves on the board of the Fred Jones Companies, the automotive affiliate of Hall Capital, an Oklahoma City, OK based family office.  Mr. Akers also served, from 2004 to 2009, as Vice Chairman of Intechra, the largest electronic waste and asset disposal company in the U.S. As a founder of Intechra (Group LLC) (“Intechra”), Mr. Akers raised $50 million of equity that was necessary for the organic and acquisitive growth which marked Intechra’s rise to leadership in the e-waste business. Additionally, he was responsible for recruiting key members of Intechra’s management team. Following those initiatives, he worked closely with the sales team on targeted Fortune 100 business development efforts. Prior to Intechra, Mr. Akers served as Senior Vice President of External Affairs for TeleCorp PCS, Inc., the ninth largest wireless phone company in the U.S. before its acquisition by AT&T Wireless in 2002. Mr. Akers received his B.A. from Vanderbilt University in 1979.

We believe Mr. Akers is qualified to serve on our Board based on his prior experience as an executive in the telecommunications industry, his experience in providing fund raising and advisory services to growth companies, his knowledge of the capital markets and his experience serving on the boards of directors of other companies.

Rachelle B. Chong, J.D.  Ms. Chong has served as a member of our Board since June 2018. Ms. Chong established and has served as the principal of the Law Office of Rachelle Chong since July 2013, focusing on representing internet, telecommunication, energy and transportation clients before the FCC, the California Public Utilities Commission and the California State Legislature.  Prior to entering private practice, she was appointed and served in a number of significant Federal and State leadership positions, including Commissioner of the FCC from 1994 to 1997, Commissioner of the California Public Utilities Commission from 2006 to 2009 and Special Counsel Advanced Information and Communications Technologies, California Department of Technology from 2009 to 2011.  From 2011 to 2013, she served as the Vice President, Government Affairs, California Region for Comcast Communications. She also previously served as a law partner at two international law firms, Coudert Brothers LLP and Graham & James LLP. She serves on the board of the CalAsian Chamber of Commerce and the California Foundation for the Economy and the Environment.  In the past, she served as a member of the boards of Corsair, Lightbridge and Authorize.net.  She has served on various non-profit organization boards, including Big Brothers Big Sisters of the Bay Area, the Legal Services Trust Fund, and the California Emerging Technology Fund.  Ms. Chong has a dual degree in Political Science and Journalism from the University of California, Berkeley, and earned her legal degree from the University of California, Hastings College of the Law.

We believe Ms. Chong is qualified to serve on our Board based on her extensive regulatory and legal experience and expertise in the telecom and public utility industries, including her prior service as a Commissioner of the FCC and Commissioner of the California Public Utilities Commission.

Greg W. Cominos.  Mr. Cominos has served as a member of our Board since June 2018. Mr. Cominos is a 32-year veteran of both the power and the oil and gas industries, most recently serving as Executive Vice President of Benchmark Electronics Corporation (NYSE: BHE) (“Benchmark”). He joined Benchmark following 18 years of service with General Electric Company (NYSE: GE) (“GE”), where he held executive positions from 2009 to 2015, including President and CEO of GE’s $1B Flow and Process Technologies Division (formerly Dresser Corp.) from April 2013 to June 2015, Chief Commercial Officer of GE’s $8B Energy Management Division (Power Transmission, Distribution, and Control solutions) from April 2011 to May 2013, and Chief Operating Officer of GE’s $3B Digital Energy Division (Smart Grid Products and Services) from March 2009 to April 2011. In these roles, Mr. Cominos led international GE organizations, managed businesses in the utility, independent power, and power ministry sectors, and was a Senior Executive of GE. He engaged actively with electric industry associations, utilities, regulators, and other stakeholders to promote the benefits and paybacks of modernizing the world’s electrical grids with an emphasis on smarter and cleaner technologies. In his early GE years, he held general management positions in the Turbine-Generator business where he led business development for the services segment globally.  Prior to GE, Mr. Cominos spent 11 years with Siemens Power. Mr. Cominos holds a B.S. in Industrial Engineering from West Virginia University.

We believe Mr. Cominos is qualified to serve on our Board based on his prior executive leadership experience at leading companies in the power and oil and gas industries, and his expertise in developing business strategies to offer new technologies and solutions to power and other utility companies.

Gregory A. Haller.  Mr. Haller has served as a member of our Board since November 2018. He has more than 30 years of experience serving as a senior executive in the wireless and telecommunication services industries. Since July 2018, he has served as the Chief Operating Officer at Alorica, Inc. (“Alorica”), a leading customer relationships management company. At Alorica, Mr. Haller is responsible for global operations, client solutions, global business services and marketing communications. Prior to joining Alorica, Mr. Haller served in a number of senior executive positions at Verizon Wireless (NYSE:  YZ) (“Verizon”). From August 2016 to June 2018, Mr. Haller was the chief executive for Verizon’s prepaid brand, Visible.  Prior to that, from January 2012 until August 2016, he was the president of the west area for all Verizon sales and operations, which encompassed the 18 most western states in the U.S. From September 2010 through January 2012, he held the roles of President, Enterprise and Government Markets and Vice President of Consumer Marketing. Through his 29-year career at Verizon, he also served in leadership positions in the areas of operations, sales, marketing and advanced solutions as well as consumer product portfolio and pricing.  Mr. Haller received his B.B.A. from Wittenberg University.

We believe Mr. Haller is qualified to serve on our Board based on his prior executive leadership experience at leading companies in the wireless and telecommunications services industries, and his expertise in developing and executing on business strategies.

Mark J. Hennessy.  Mr. Hennessy has served as a member of our Board since May 2017 and as our Lead Independent Director since June 2018.  Mr. Hennessy retired in December 2015 after a 34-year career at IBM (NYSE:  IBM) where he served in a number of executive management and leadership positions. During his tenure at IBM, Mr. Hennessy was responsible for global integration initiatives and technology operations focused on innovation and growth. He served as General Manager for several IBM businesses, including the Asia Pacific Systems business based in Tokyo, the European business based in Zurich, and the Global Distribution Sector based at IBM corporate headquarters. Mr. Hennessy also held several IBM executive staff assignments, including Global Chief Information Officer, General Manager of Global Business Partners and General Manager of Strategy and Sales Transformation. During the last five years, Mr. Hennessy’s positions at IBM included General Manager of the European business, General Manager of the Global Distribution Sector and General Manager of Global Business Partners.  For the past seven years, Mr. Hennessy has served on the board of directors of Covenant House International where he has led many board activities, including strategic planning, program evaluation and site expansion. Mr. Hennessy received Covenant House International’s Beacon of Hope award in 2014. Mr. Hennessy holds a B.A. in Economics from Boston College and an MBA from the University of Chicago.

We believe Mr. Hennessy is qualified to serve on our Board based on his prior experience as an executive in the technology industry, his leadership experience and his background of strategic business development and operational excellence as well as deep knowledge of global enterprise technology.

Singleton B. McAllister.  Ms. McAllister has served as a member of our Board since June 2018. Ms. McAllister is currently serving as Of Counsel at the law firm Husch Blackwell, LLP, a Senior Advisor with Husch Blackwell Strategies. Before joining Husch Blackwell in May 2014, Ms. McAllister served as a partner in the law firms of Williams Mullen from 2012 to 2014, Blank Rome LLP from 2010 to 2012 and LeClairRyan from 2007 to 2010.  Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development and previously served in senior positions in the U.S. House of Representatives.  Ms. McAllister is a director of Alliant Energy Corporation (NYSE: LNT) and serves on its Nominating and Governance Committee and a past share of its Compensation and Personnel Committee.   She also serves on the Proxy Board of Securitas Infrastructure Services, Inc.  She has been a member of the Blue Ribbon Advisory Board on Compensation and Personnel issues for the National Association of Corporate Directors’ (“NACD”).  Most recently, she has been recognized in 2018 as one of the top Corporate Directors’ of NACD.  She also served as a director of United Rentals (NYSE: URI) from 2004 to May 2018, and previously chaired the National Women’s Business Center. Ms. McAllister is a member of the Council on Foreign Relations, fellow to the National Academy of Public Administration and Vice Chairman of the National Women History Museum Board of Directors. She has also served on the Advisory Board of the African Development Foundation and has been appointed Secretary to the Virginia State Board of Elections. Ms. McAllister has a B.A. from the University of Maryland and completed Graduate Studies in International Relations and earned her law degree from Howard University.

We believe Ms. McAllister is qualified to serve on our Board based on her legal, regulatory and corporate governance experience and expertise, as well as her current experience serving on the boards of directors of other public and private companies, including public and private utility companies.

Paul Saleh. Mr. Saleh has served as a member of our board since December 2016.  Mr. Saleh currently serves as Executive Vice President and Chief Financial Officer of DXC Technology (NYSE: DXC), which was formed in 2017 from the merger of Computer Sciences Corp. (“CSC”) and Hewlett Packard Enterprise Services.  Previously Mr. Saleh served as Executive Vice President and Chief Financial Officer for CSC since 2012.  Prior to CSC, Mr. Saleh was the Chief Financial Officer for Gannett Co. Inc. (NYSE:  GCI), as well as Sprint Nextel Corporation and Walt Disney International (NYSE:  DIS). Before joining the Walt Disney Company, he was with Honeywell International Inc. (NYSE:  HON) for 12 years, where he held various leadership positions in finance, including Treasurer of the company.  Institutional Investor Magazine named Mr. Saleh as the best Chief Financial Officer in the telecom wireless industry in 2004, 2005, 2006 and 2007.  In 2005, Treasury & Risk Management magazine recognized him as one of the 100 Most Influential People in Finance.  In 2006 and 2017, Mr. Saleh received the Public Company CFO of the Year Award from the Northern Virginia Technology Council.  Mr. Saleh holds an MBA with distinction in Finance; a M.S.in Computer, Information & Control Engineering; and a B.S.in Electrical Engineering, all from the University of Michigan. He resides with his family in the Washington D.C., metropolitan area.

We believe Mr. Saleh is qualified to serve on our Board based on his prior experience as an executive in the technology and telecommunications industries, his experience in financial matters and the capital markets and his leadership experience.

 No Family Relationships

There are no family relationships between any of our officers and directors.

Board Committees

The following table provides membership information for each of our Board committees at March 31, 2019:

	Audit	Compensation	Nominating and Corporate Governance
T. Clark Akers	Chair	X	—
Rachelle B. Chong	—	—	X
Greg W. Cominos	X	—	—
Mark J. Hennessy	—	Chair	—
Singleton B. McAllister	—	X	Chair
Paul Saleh	X	—	X

Audit Committee. The Audit Committee is comprised of three of our independent directors, T. Clark Akers, Greg W. Cominos and Paul Saleh, each of whom is able to read and understand fundamental financial statements, including our balance sheet, statements of operations, stockholders’ equity and cash flows as required by the rules of the Nasdaq Stock Market. Mr. Akers is the chairperson of the Audit Committee.  The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of our Company’s annual audit, reviewing the adequacy of our Company’s accounting and financial controls and reviewing the independence of our Company’s independent registered public accounting firm. Our Board has determined that each member of the Audit Committee is an “independent director” under the listing standards of the Nasdaq Stock Market and the applicable rules and regulations of the SEC. Our Board has also determined that each of T. Clark Akers, Greg W. Cominos and Paul Saleh is an “audit committee financial expert” within the applicable requirements of the SEC. The Audit Committee is governed by a written charter approved by our Board, a copy of which is available on our website at www.anterix.com.  The charter complies with the applicable provision of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and related rules of the SEC and the Nasdaq Stock Market.

Compensation Committee. The Compensation Committee is comprised of three of our independent directors, T. Clark Akers, Mark J. Hennessy and Singleton B.  McAllister. Mr. Hennessy is the chairperson of the Compensation Committee. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommendation to the full Board of the compensation to be offered to our non-employee directors. In accordance with the listing standards of the Nasdaq Stock Market, the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. Our Board has determined that each of Messrs. Akers and Hennessy and Ms. McAllister is an “independent director” under the listing standards of the Nasdaq Stock Market and the applicable rules of regulations of the SEC, including the additional requirements that apply to members of the Compensation Committee. In addition, the members of the Compensation Committee each qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee may delegate authority to one or more members of the Compensation Committee or to one or more of our executives of the Company, and may form and delegate authority to one or more subcommittees and to one or more committees of executives of the Company, except that the Committee may not delegate authority to approve compensation for our Chief Executive Officer, our Section 16, or our other executive officers to any person or committee (other than to a subcommittee consisting exclusively of at least three members of the Compensation Committee). Our Compensation Committee has the authority to engage the services of compensation consultants, outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. The Compensation Committee has engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), a national executive compensation consulting firm, as its independent compensation consultant, to assist it in evaluating our overall executive compensation program and practices.  During Fiscal 2019, Pearl Meyer did not provide additional services to the Company in an amount in excess of $120,000.  The Compensation Committee is governed by a written charter approved by our Board, a copy of which is available on our website at www.anterix.com.

Nominating and Corporate Governance Committee. During Fiscal 2019, the Nominating and Corporate Governance Committee is comprised of three of our independent directors, Rachelle B. Chong, Singleton B. McAllister, and Paul Saleh.  Mr. Haller was appointed to the Nominating and Corporate Governance Committee in June 2019. Ms. McAllister is the chairperson of the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee include the identification, recruitment and nomination of candidates for our Board and its committees, making recommendations to our Board concerning the structure, composition and functioning of our Board and its committees (including the reporting channels through which our Board receives information and the quality and timeliness of the information), developing and recommending to our Board corporate governance guidelines applicable to our Company and annually reviewing and recommending changes (as necessary or appropriate), overseeing the annual evaluation of our Board’s effectiveness and performance, and periodically conducting an individual evaluation of each director. Our Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” under the listing standards of the Nasdaq

Stock Market and the applicable rules and regulations of the SEC. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board, a copy of which is available on our website at www.anterix.com.

CORPORATE GOVERNANCE MATTERS
Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and code of business conduct, together with our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws and the charters for each of our Board committees, form the basis for our corporate governance framework. We also are subject to the Sarbanes-Oxley Act, the rules and regulations of the SEC and the corporate governance rules of the Nasdaq Stock Market. Our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders:  the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Corporate Governance Guidelines:  Our corporate governance guidelines are designed to help ensure effective corporate governance of our Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to our Board, succession planning and the annual evaluations of our Board and its committees. Our corporate governance guidelines are reviewed by the Nominating and Corporate Governance Committee and amended by our Board when appropriate. The full text of our corporate governance guidelines is available on our website at www.anterix.com. A printed copy may also be obtained by any stockholder upon request to our Corporate Secretary.

Our Board of Directors:  Our Board currently consists of nine members. The number of directors on our Board can be determined from time to time by action of our Board.

Our Board has determined that each of our seven non-employee directors during Fiscal 2019, including Messrs. Akers, Cominos, Haller, Hennessy, Saleh, and Mses. Chong and McAllister, meet the independence standards established by the Nasdaq Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our Audit Committee and Compensation Committee, as applicable.  Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC.

Our Board believes the director nominees collectively have the experience, qualifications, attributes and skills required to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Compensation Committee Interlocks and Insider Participation:  No member of our Compensation Committee has at any time been our employee. Except as set forth herein, none of our executive officers serves, or has served during the last fiscal year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Code of Business Conduct:  Our Board adopted a code of business conduct that applies to our officers, directors and employees. Among other matters, our code of business conduct is designed to deter unlawful or unethical behavior and to promote the following:

1.	Prohibiting conflicts of interest (including protecting corporate opportunities);
2.	Protecting our confidential and proprietary information and that of our customers and vendors;
3.	Treating our employees, customers, suppliers and competitors fairly;
4.	Encouraging full, fair, accurate, timely and understandable disclosure;
5.	Protecting and properly using company assets;
6.	Complying with laws, rules and regulations (including insider trading laws); and
7.	Encouraging the reporting of any unlawful or unethical behavior.

Any waiver of the code of business conduct for our executive officers, directors or employees may be made only by our Nominating and Corporate Governance Committee and will be promptly disclosed on our website. We have posted a copy of our code of business conduct, and intend to post amendments to this code, on our website at www.anterix.com, as permitted under SEC rules and regulations.

Board Leadership Structure:  Mr. McAuley serves as Chairman of our Board, and Mr. O’Brien serves as our Chief Executive Officer.  Our Board has determined that separating the positions of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders at this time.  As an additional key element of its leadership structure, our Board has appointed Mr. Hennessy to serve as Lead Independent Director.

Our Board believes our leadership structure enhances the accountability of our Chief Executive Officer to our Board and encourages balanced decision making.  In addition, our Board believes that this structure provides an environment in which the independent directors are fully informed, have significant input into the content of Board meetings, and are able to provide objective and thoughtful oversight of management.  Our Board also separated the roles in recognition of the differences in responsibilities.  While our Chief Executive Officer is responsible for the day-to-day leadership and operations of the Company, the Chairman of the Board and the Lead Independent Director provide guidance to our Board and set the agenda for Board meetings.  Our Lead Independent Director also provides performance feedback on behalf of our Board to our Chairman and Chief Executive Officer.  Our Board also considered that our Audit, Compensation, and Nominating and Corporate Governance Committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, the development and implementation of corporate governance policies, and the oversight of the Company’s compliance with laws and regulations, each consist entirely of independent directors.  Our Board intends to evaluate from time to time whether our Chief Executive Officer and Chairman positions should remain separate based on what our Board determines is best for the Company and its stockholders.

Board Oversight of Risk:  Our Board is actively involved in the oversight of risks that could affect the Company. Our Board as a whole has responsibility to evaluate and oversee the Company’s risk management policies and procedures, with responsibility of certain areas being assigned to the relevant Board committee. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s evaluations and recommendations, as well as through regular reports directly from management responsible for oversight of particular risks within the Company. Specifically, our Board committees address the following risk areas:

1.	The Compensation Committee is responsible for overseeing the management of risks related to the retention and motivation of the Company’s executives and their compensation plans and arrangements.
2.	The Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
3.

The Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters relevant to the Company and its operations, including the Company’s compliance with good corporate governance practices and the requirements established by the SEC and the Nasdaq Stock Market.

Our Board encourages management to promote a corporate culture that incorporates risk management into the Company’s day-to-day business operations.

Stockholder Communications. We proactively interact with our stockholders to obtain their feedback on our operations, including meeting with a number of our large stockholders on a regular basis. We also hosted an Investors’ Day conference on May 21, 2019 to discuss the status of our regulatory initiatives and to outline our business plans and objectives.

Communications with the Board of Directors:  Our Board desires that the views of the Company’s stockholders will be heard by our Board, its committees or individual directors, as applicable, and that appropriate responses will be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with our Board, any Board committee, the independent directors as a group or any individual director may send communications directly to the Company at pdvWireless, Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attention:  Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board and Committee Attendance:    During Fiscal 2019, all directors attended at least 75% or more of the aggregate of the meetings of our Board and of each of our Board committees on which they served at the time of such meetings.  Our Board met six times during Fiscal 2019 and acted by written consent two times during Fiscal 2019; the Audit Committee met four times during Fiscal 2019; the Compensation Committee met four times; and the Nominating and Corporate Governance Committee met one time during Fiscal 2019.

Director Attendance at the Annual Meeting:  We believe the Annual Meeting provides a good opportunity for our directors to hear any feedback that our stockholders may desire to share with the Company and our Board. As a result, we encourage our directors to attend our Annual Meetings. We will reimburse our directors for the reasonable expenses they may incur in attending the Annual Meeting. All of our directors attended our 2018 annual meeting of stockholders.

Executive Sessions:  Executive sessions of our independent directors are held at each regularly scheduled meeting of our Board and at other times they deem necessary.  Our Board’s policy is to hold executive sessions both with and without the presence of management.  Our Board committees also generally meet in executive session at the end of each committee meeting.

Majority Voting for Election of Directors.  Under our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, in an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.   If such a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, the Bylaws would require the director to tender his or her resignation to the Board if not already tendered pursuant to the Company’s conditional resignation policy set forth in our Corporate Governance Guidelines, subject to acceptance by the Board. The Nominating and Corporate Governance Committee of the Board would then be charged with making a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. In contested elections, where the number of director nominees exceeds the number of directors to be elected, the plurality voting standard would continue to apply meaning the directors that receive the most votes “FOR” would be elected.

Stock Ownership Guidelines.    All of our executive officers and non-employee Directors are subject to stock ownership guidelines approved by the Board.  Our Chief Executive Officer is required to beneficially own a number of shares of the Company’s common stock with a value equal to five times (5x) his base salary. All other executive officers are required to beneficially own a number of shares with a value equal to three times (3x) their base salary. Non-employee Directors are required to beneficially own a number of shares of the Company’s common stock with a value equal to three times (3x) the annual cash retainer paid to them for service as a member of our Board.  Our executives and Board members have five (5) years to achieve their stock ownership guideline level. As of the end of Fiscal 2019, each of our executive officers and our non-employee directors who have been a member of the Board for more than one year are in compliance with the stock ownership guidelines.

Consideration of Director Nominees

General: In evaluating nominees for membership on our Board, our Nominating and Corporate Governance Committee applies our Board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the Committee takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, capital markets and strategic planning), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee will also consider the ability of the nominee to represent the best interests of the Company and its stockholders and to commit sufficient time and attention to the activities of our Board, as well as the absence of any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board does not have a formal policy with respect to the diversity of nominees. Rather, our Nominating and Corporate Governance Committee considers Board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds, experience and expertise on our Board. Our Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee and Board of Directors regularly assess the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential nominees who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each potential nominee brought to the attention of the Committee, regardless of who recommended such potential nominee, is considered on the basis of the criteria set forth in our Corporate Governance Guidelines.

Stockholder Nominees: The Nominating and Corporate Governance Committee will review a reasonable number of candidates for director recommended by a single stockholder who has held over 2.0% of the Company’s common stock for over one year and who satisfies the notice, information and consent provisions set forth in the Company’s Amended and Restated Bylaws. Our Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. There has been no change to the procedures by which stockholders may recommend nominees to our Board. For information concerning stockholder proposals, see “Stockholder Proposals for 2019 Annual Meeting” below in this Proxy Statement.

Recent Corporate Governance Changes

Our Board has taken the following actions to further strengthen our corporate governance framework.

Additional Independent Director.  Our Board added a new independent director during Fiscal 2019, Gregory A. Haller. Mr. Haller has more than 30 years of experience serving as a senior executive officer in the wireless and telecommunication services industries. The Board has nominated and is requesting the Company’s stockholders to re-elect Mr. Haller and the other six existing independent directors at the Annual Meeting, including T. Clark Akers, Rachelle B. Chong, Greg W. Cominos, Mark J. Hennessy, Singleton B. McAllister and Paul Saleh.

Succession Planning.  The Board, working with management, has commenced a succession planning process for the Company’s executive officers and key employees.

Stockholder Communications.  We proactively interact with our stockholders to obtain their feedback on our operations, including meeting with a number of our large stockholders on a regular basis.  We also hosted an Investors’ Day conference on May 21, 2019 to discuss the status of our regulatory initiatives and to outline our business plans and objectives.

EXECUTIVE OFFICERS

The following persons are our executive officers and key employees and hold the positions set forth opposite their names as of June 27, 2019.

Name	Age	Position with pdvWireless
Brian D. McAuley(1)	78	Chairman of the Board
Morgan E. O’Brien(1)	75	Chief Executive Officer
Robert H. Schwartz	53	President and Chief Operating Officer
Timothy A. Gray	49	Chief Financial Officer

(1)	See the section entitled “Board of Directors Information” above, for a description of the business experience and educational background of Messrs. McAuley and O’Brien.

Robert H. Schwartz.  Mr. Schwartz was appointed as our President and Chief Operating Officer in May 2018.  He joined the Company as Chief Strategy and Development Officer in August 2015.   Prior to joining our Company, beginning in October 2013, Mr. Schwartz served as Chief Executive Officer of STI Brasil, LLC (“STI”), a company focused on developing shared fiber infrastructure for wireless operators in Brazil.  Prior to STI, from November 2009 to September 2013, Mr. Schwartz served as a Managing Director of Unison Site Management (“Unison”), during which Unison acquired and managed cell site easements throughout the United States and sold its site portfolio to American Tower (NYSE:  AMT).  From June 2006 to October 2009, Mr. Schwartz was Managing Partner of Woodmont Partners LLC, a strategic consultancy to telecom, media and technology companies including software, mobile and cable companies.  Earlier Mr. Schwartz was Executive Vice President of IDT Telecom, Inc. from 2001 to 2006, and led corporate development, product management, and the mobile division.  In 1996, Mr. Schwartz joined The Associated Group to launch Teligent Inc. (“Teligent”), and became Teligent’s Senior Vice President of Corporate Development, leading functions including strategy, capital markets, investor relations and M&A activities through the startup, initial public offering, and the sale to Liberty Media Corporation.  Mr. Schwartz also served as Director of Corporate Development at Nextel where he was responsible for supporting key strategy, M&A, and capital markets initiatives.  Mr. Schwartz holds an MBA from the Wharton School at the University of Pennsylvania and a B.B.A. from George Washington University’s School of Government & Business Administration.

Timothy A. Gray. Mr. Gray was appointed as our Chief Financial Officer in June 2014. From November 2011 to May 2013, Mr. Gray served as Senior Vice President and Chief Financial Officer of MedImmune, Inc. (Nasdaq:  MEDI) (“MedImmune”), and then served as Senior Vice President of Finance for MedImmune’s Specialty Care Group until November 2013. Mr. Gray also served in various other finance roles at MedImmune since April 2008. Prior to joining MedImmune, Mr. Gray served in finance positions at AOL (NYSE: AOL) and Nextel and started his career at Deloitte & Touche LLP. He is also a member of the Audit Committee of the Children’s Inn at the National Institutes of Health. Mr. Gray received a B.B.A. in Accounting from the University of Notre Dame and is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) all our directors and executive officers as a group, and (iv) each person or group known by us to own more than 5% of our common stock. The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of June 17, 2019 and are based on 14,835,738 shares of common stock outstanding as of June 17, 2019. Except as noted below, the address for all beneficial owners in the table below is 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class
Directors and Executive Officers:
Brian D. McAuley(2)	452,837	3.01%
Morgan E. O’Brien(3)	382,507	2.52%
Robert H. Schwartz(4)	106,504	*
Timothy A. Gray(5)	60,614	*
T. Clark Akers(6)	15,301	*
Rachelle B. Chong(7)	3,051	*
Greg W. Cominos(7)	3,051	*
Gregory A. Haller(8)	1,610	*
Mark J. Hennessy(9)	13,089	*
Singleton B. McAllister(7)	3,051	*
Paul Saleh(7)	8,371	*
John C. Pescatore (10)	383,947	2.53%
All active directors and executive officers as a group (11 persons)(11)	1,049,986	6.74%
5% or more Stockholders (not disclosed above):
Cerberus Capital Management, L.P.(12)	2,889,442	19.48%
Owl Creek Asset Management L.P.(13)	2,647,673	17.85%
FIE II LLC(14)	1,358,156	9.15%
TSSP Sub-Fund Hold Co LLC(15)	1,299,165	8.76%
Great American(16)	1,065,669	7.18%

*            Represents less than 1% of the number of shares of our common stock outstanding as of June 17, 2019.

(1)

We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from Company records and filings with the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable or to be settled within 60 days from June 17, 2019 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2)

Includes 3,836 shares held by Mr. McAuley’s spouse.  Includes (i) 135,000 shares of common stock underlying an option that were all exercisable as of May 14, 2018 at an exercise price of $20.00 per share, (ii) 65,000 shares of common stock underlying an option that were all exercisable as of January 29, 2019 at an exercise price of $25.00 per share, and (iii) 3,355 restricted shares to be released on August 8, 2019.

(3)

Includes (i) 135,000 shares of common stock underlying an option that were all exercisable as of May 14, 2018 at an exercise price of $20.00 per share, (ii) 165,000 shares of common stock underlying an option that were all exercisable as of January 29, 2019 at an exercise price of $25.00 per share, (iii) 37,500 shares of common stock underlying an option that were all exercisable as of January 13, 2019 at an exercise price of $25.81, with 12,500 additional shares subject to vesting in one annual installment, (iv)  27,472 shares of common stock underlying an option that were all exercisable as of May 22, 2019 at an exercise price of $22.75, with 27,473 additional shares vesting in two equal annual installments, and (v) 5,243 restricted shares to be released on August 8, 2019.

(4)

Includes (i) 70,000 shares of common stock underlying an option that are exercisable on August 11, 2019 at an exercise price of $26.59, (ii)  22,500 shares of common stock underlying an option that were exercisable as of February 23, 2019 at an exercise price of $24.45 per share with an additional 7,500 shares vesting in one annual installment, (iii) 5,000 restricted stock units that were vested as of June 28, 2019, with 2,500 additional shares subject to vesting in one installment, and (iv) 5,000 shares of common stock underlying an option that are exercisable on August 18, 2018 at an exercise price of $28.10, with 15,000 additional shares vesting in three equal installments.

(5)

Includes (i) 50,000 shares of common stock underlying an option that were all exercisable as of May 14, 2018 at an exercise price of $20.00 per share, and (ii) 3,355 restricted shares to be released on August 6, 2019.

(6)

Includes (i) 2,500 shares of common stock underlying an option held by Mr. Akers at an exercise price of $20.00 per share, which is fully vested, and (ii) 3,051 restricted shares to be released on August 7, 2019.

(7)	Includes 3,051 restricted shares to be released on August 7, 2019.
(8)	Includes 1,610 restricted shares to be released on August 7, 2019.
(9)	Include 4,068 restricted shares to be released on August 7, 2019.
(10)

Includes (i) 300,000 shares of common stock underlying an option that were all exercisable as of June 10, 2018 at an exercise price of $20.00 per share, (ii) 12,500 restricted stock unit that vested on August 17, 2018, with 37,500 additional shares subject to vesting in three equal installments, (iii) 12,985 shares of common stock at an exercise price of $13.25 per share, and (iv) 1,809 shares of common stock held by certain of Mr. Pescatore’s children.

(11)	Incudes shares owned by and granted to our current and active executive officers and directors. Excludes shares reported in item 10 above for Mr. Pescatore, our Former Chief Executive Officer.
(12)

Includes shares of common stock held by Cerberus Institutional Partners V, L.P., Cerberus International II Master Fund, L.P., Cerberus Partners II, L.P. and Cerberus Institutional Partners VI, L.P. We have been informed by the stockholder that Stephen Feinberg, through one or more intermediaries, exercises sole voting and dispositive power over the shares held by Cerberus Institutional Partners V, L.P., Cerberus International II Master Fund, L.P., Cerberus Partners II, L.P and Cerberus Institutional Partners VI, L.P. The address for Cerberus Capital Management, L.P. is 875 Third Avenue, New York, New York 10022.

(13)

Includes 1,282,124 shares of common stock held by Owl Creek Overseas Master Fund, Ltd., 653,641 shares of common stock held by Owl Creek II, L.P. 186,640 shares of common stock held by Owl Creek SRI Master Fund, Ltd., 433,303 shares of common stock held by Owl Creek Credit Opportunities Master Fund, L.P., and 91,965 shares of common stock held by Owl Creek I, L.P., each of which are controlled by Owl Creek Advisors, LLC. Owl Creek Advisors, LLC, is the general partner of each of Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., and Owl Creek Credit Opportunities Master Fund, L.P. Owl Creek Asset Management, L.P. is the investment manager with respect to the shares of common stock held by each of Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., and Owl Creek Credit Opportunities Master Fund, L.P. Jeffrey A. Altman is the managing member of the general partner of Owl Creek Asset Management, L.P. and is the managing member of Owl Creek Advisors, LLC. We have been informed by the stockholder that Jeffrey A. Altman, Owl Creek Asset Management, L.P. and Owl Creek Advisors, LLC each disclaim any direct ownership of the shares held by the stockholders. The address for Owl Creek Asset Management, L.P. is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(14)

PIMCO BRAVO Fund II, L.P. is the sole member of FIE II LLC. PIMCO GP XII, LLC is the sole general partner of PIMCO BRAVO Fund II, L.P. Pacific Investment Management Company LLC, (“PIMCO”), is the sole manager of PIMCO GP XII, LLC and has ultimate voting and investment control over the shares held by FIE II LLC, but disclaims beneficial ownership except to the extent of its pecuniary interest therein. PIMCO is an indirect subsidiary of Allianz SE, which is a publicly held company in Germany. The address for FIE II LLC is 650 Newport Center Drive, Newport Beach, California 92660.

(15)

TSSP Sub-Fund HoldCo LLC, is the sole member of TOP III SPV GP, LLC, a Delaware limited liability company, which is the manager of PBB Investments I, LLC, a Delaware limited liability company, which directly holds 1,323,415 shares of our common stock. Because of TSSP Sub-Fund HoldCo’s relationship to the PBB Investments I, LLC, TSSP Sub-Fund HoldCo may be deemed to beneficially own the shares.  TSSP Sub-Fund HoldCo is managed by its board of directors, whose members are David Bonderman, James G. Coulter and Alan Waxman. Messrs. Bonderman, Coulter and Waxman disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.  The address for TSSP Sub-Fund HoldCo is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(16)

Includes shares of common stock held by Great American Insurance Company and Great American Life Insurance Company. Each of Great American Life Insurance Company and Great American Insurance Company is a wholly owned subsidiary of American Financial Group, Inc.  The board of directors of American Financial Group, Inc. consists of Carl H. Linder III, S. Craig Linder, Kenneth C. Ambrecht, John B. Berding, Joseph E. Consolino, Virginia C. Drosos, James E. Evans, Terry S. Jacobs, Gregory G. Joseph, William W. Verity and John Von Lehman who exercise voting and investment control over the shares held by the stockholder. The address for Great American is 301 East 4th Street, Cincinnati, Ohio 45202.

Changes in Control: We are not aware of any, nor are we a party to, arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of us.

Section 16(a) Beneficial Ownership Reporting Compliance:  Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on a review of copies of reports provided to us pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, we believe that during Fiscal 2019, such SEC filing requirements were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

The Company awards stock options and restricted stock units to its employees meeting certain eligibility requirements under plans approved by its stockholders in 2004, 2010 and 2014, referred to as the “2004 stock option plan,” “2010 stock option plan,” and “2014 stock option plan”, respectively. The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of March 31, 2019:

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options (1)	Weighted-Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,103,579	$23.83	974,610
Equity compensation plans not approved by security holders	—	—	—

(1)	Does not include 388,350 restricted stock units.

EXECUTIVE COMPENSATION

The following tables summarize information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during Fiscal 2019 (the fiscal year ended March 31, 2019).  Our named executive officers for Fiscal 2019 include:

•	Morgan E. O’Brien, Chief Executive Officer
•	Robert H. Schwartz, President and Chief Operating Officer
•	Timothy A. Gray, Chief Financial Officer.

In accordance with the SEC’s rules, we are also including our former Chief Executive Officer, John C. Pescatore, as a named executive officer for Fiscal 2019.   In April 2018, our Board of Directors approved a Chief Executive Officer transition plan, under which Mr. Pescatore, our then-serving Chief Executive Officer and President, transitioned to the position of Vice Chairman and Mr. O’Brien, our then-serving Vice Chairman, assumed the position as our new Chief Executive Officer, effective as of April 23, 2018.  In May 2018, our Board of Directors appointed Mr. Schwartz to serve as our President and Chief Operating Officer.

As an emerging growth company and smaller reporting company, we have elected to adopt the reduced compensation disclosure requirements permitted under rules and regulations of the SEC.   As a result, we are permitted and will rely on exemptions from certain disclosure requirements.  Nevertheless, our Board and Compensation Committee each believe that adopting appropriate and sound compensation programs and practices are fundamental to the overall success of our business and aligning the interests of our executives with the interests of our stockholders. The remainder of this section provides information about our Company and our compensation practices and programs.

We are a wireless communications company focused on developing and commercializing our spectrum assets to enable our targeted critical infrastructure and enterprise customers to deploy private broadband networks, technologies and solutions.  We are the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska and Puerto Rico. On average, we hold approximately 60% of channels in the 900 MHz band in the top 20 metropolitan market areas in the United States.  We are currently pursuing a regulatory proceeding at the Federal Communications Commission (“FCC”) that seeks to modernize and realign the 900 MHz band to increase its usability and capacity by allowing it to be utilized for the deployment of broadband networks, technologies and solutions. At the same time, we are pursuing business opportunities with our targeted critical infrastructure and enterprise customers to build awareness and demand for our spectrum assets, assuming we achieve a favorable result with our FCC initiatives.

Our Board of Directors has established a Compensation Committee comprised of three independent directors in accordance with the rules and regulations established by the SEC and the Nasdaq Stock Market.   Our Board has delegated to the Compensation Committee the authority to establish our executive compensation program and to approve all compensation received by our executive officers and the other members of its management team.   The Compensation Committee retained Pearl Meyer, as its independent compensation consultant, to assist it in evaluating our executive compensation program and practices.

Executive Compensation Program.  As noted earlier in the executive summary, our Compensation Committee has established an executive compensation program consisting of: (i) an annual base salary, (ii) an annual performance-based cash bonus program and (iii) a long-term equity award consisting of a time-based restricted stock unit award.  In establishing this program, the Compensation Committee focused on designing a program that would attract, retain, and incentivize executives, motivate them to achieve our key financial, operational, and strategic goals, and reward them for superior performance.  The Compensation Committee also focused on ensuring that our executive compensation program aligns our executive officers’ and key employee’s interests with those of our stockholders by basing a significant portion of their compensation on the achievement of corporate and individual performance goals approved by the Compensation Committee.

Determination of Executive Compensation.  The Compensation Committee did not target compensation to a particular percentile for our executive officers in Fiscal 2019.  The Compensation Committee did consider the Company’s net operating losses and the benefits to the Company and its stockholders of conserving the Company’s cash resources and extending its operating runway.  Based on these factors, the Compensation Committee determined to generally offer our executives at or below median annual salaries and total target cash compensation and median long-term equity incentives.

In setting executive compensation, the Compensation Committee considered benchmark data from the peer group it established, reflecting relevant publicly available market data provided in the compensation reports developed by Pearl Meyer.  The Compensation Committee also considered the compensation recommendations of our Executive Chairman (other than with respect to determining his own compensation), as well as the Company’s overall performance, each executive officer’s responsibilities and individual performance, and the

Company’s financial status and operating runway for each individual executive.  In addition, the Committee considered the benefits of maintaining pay parity among our executive officers.

Base Salary:  The base salaries of our executive officers depend on their job responsibilities, the rate of compensation paid by our peer group of companies, the pay offered to the other executive officers, and the Company’s financial position and business performance.  To help conserve the Company’s cash resources, the Compensation Committee set the base salaries for our executive officers for Fiscal 2019 at or below the median of the Company’s peer group companies.

Performance-Based Cash Bonus Awards:  As part of our compensation program, our executive officers and other key employees are eligible to participate in a performance-based cash bonus award program. The Compensation Committee determines the annual performance-based cash bonus awards based on the executive’s individual performance and the Company’s actual performance compared to the corporate goals approved by the Compensation Committee.  For our Fiscal year ended March 31, 2018 (“Fiscal 2018”), the Compensation Committee set the annual target bonuses for our Chief Executive Officer at 75% of his base salary, for our President and Chief Operating Officer at 60% of his base salary and our Chief Financial Officer at 60% of his base salary. The Compensation Committee also determined that 40% of the annual performance-based cash incentive award for each of our executives, would be based on corporate performance goals and 60% would be based on their individual performance.

For Fiscal 2019, our Compensation Committee established the following weighting for our two corporate performance goals and the individual performance objective:

Performance Goal	Executive Officers
Adjusted EBITDA Target(i)	20%
Cash Balance	20%
Individual Executive Performance	60%

(i)

The Company defines Adjusted EBITDA as net income (loss) with adjustments for depreciation and amortization, interest (income) expense-net, other (income) expense-net, restructuring expenses, impairment of long-lived assets, income taxes and stock-based compensation.

The table below reconciles Adjusted EBITDA to the Company's GAAP disclosure of net loss in (000's):

For the year ended
March 31, 2019
Adjusted EBITDA:
Net Loss	$(41,993)
Income tax expense	685
Interest (income) expense - net	(1,462)
Other (income) expense - net	28
Depreciation and amortization	2,846
Stock-based compensation expense	10,301
Restructuring costs	5,081
Impairment of long-lived assets	782
Adjusted EBITDA	$(23,732)

Our Compensation Committee expected that the objectives it set as the corporate performance goals at the target level of performance would be challenging and require effective execution by the Company’s management team.

For Fiscal 2019, the Compensation Committee evaluated the Company’s performance relative to each of these corporate performance goals. The following table shows the Company’s and each executive’s individual performance achievement as well as the total annual cash performance bonus payout.

	Corporate Performance Achievement (40% Weighting)
Executives	Adjusted EBITDA	Cash Balance	Total Actual Payout	Individual Performance Achievement (60% Weighting)	Total Payout (% of Target)	Total Payout ($)
Morgan E. O'Brien, CEO	18.4%	20.0%	38.4%	61.6%	100.0%	$251,250
Robert H. Schwartz, President and COO	18.4%	20.0%	38.4%	74.3%	112.7%	$230,000
Timothy A. Gray, CFO	18.4%	20.0%	38.4%	61.6%	100.0%	$180,000

Long-Term Equity Awards:

For Fiscal 2019, the Compensation Committee granted time-based restricted stock unit awards to all named executive officers, except for Mr. Schwartz.  The time-based restricted stock unit awards vest in four equal annual installments over a four-year period measured from the grant date.  Mr. Schwartz received an incentive stock option at the time of his promotion to President and Chief Operating Officer in May 2018.  The incentive stock option issued to Mr. Schwartz vests 50% upon the second annual anniversary of the grant date and 25% on each subsequent annual anniversary of the grant date over the following two years.

The Compensation Committee will re-evaluate its long-term equity grant practice and use of equity instruments with its compensation consultant for the coming year to ensure practices remain appropriately aligned with the strategy of the business.

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during Fiscal 2019 and Fiscal 2018. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

								Non-Equity
				Stock		Option		Incentive Plan	All Other
		Salary	Bonus (2)	Awards (3)		Awards (3)		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)		($)	($)		($)
Morgan E. O’Brien	2019	324,391	170,000	625,025	(4)	—		—	—		1,119,416
Chief Executive	2018	325,000	163,922	—		553,623	(5)	—	—		1,042,545
Officer (1)

Robert H. Schwartz	2019	323,784	150,001	—		2,820,000	(6)	—	—		3,293,785
President and Chief	2018	255,625	117,250	225,000	(7)	248,580	(8)	—	—		846,455
Operating Officer (1)

Timothy A. Gray	2019	276,522	110,000	400,005	(9)	—		—	—		786,527
Chief Financial Officer	2018	255,625	107,250	199,995	(10)	—		—	—		562,870

John C. Pescatore,	2019	400,010	260,000	863,780	(11)	2,216,442	(12)	—	575,559	(13)	4,315,791
Former Chief	2018	400,000	269,001	550,000	(14)	621,449	(15)	—	19,665		1,860,115
Executive Officer(1)

(1)

In April 2018, the Company announced a shift in its focus and resources in order to pursue the regulatory initiatives at the FCC and prepare for the future deployment of broadband and other advanced technologies and services.  In light of this shift in focus, the board of directors also approved a Chief Executive Officer transition plan, under which, John Pescatore, the Company’s Chief Executive Officer and President, transitioned to the position of Vice Chairman and Morgan O’Brien, the Company’s then-serving Vice Chairman, assumed the position as the Company’s Chief Executive Officer.  In connection with the transition, the Company and Mr. Pescatore entered into a Continued Service, Consulting and Transition Agreement and a separate Consulting Agreement (the “CEO Transition Agreements”).  Under the CEO Transition Agreements, effective April 23, 2018, Mr. Pescatore transitioned to service as Vice Chairman and continued serving as an employee of the Company through September 30, 2018 to help with the transition, (the “Transition Period”). In May 2018, our Board of Directors appointed Mr. Schwartz to serve as our President and Chief Operating Officer.

(2)

The amounts shown reflect payments pursuant to the Company’s annual performance-based cash incentive program.   Under this program, the Company’s executive officers are eligible to receive an annual cash bonus based on a percentage of their base salaries contingent upon their achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee.

(3)

These amounts represent the grant date fair value of equity-based stock awards granted by the Company during the periods presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see “Note 13 – Stock Acquisition Rights, Stock Options and Warrants” of our notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2019, filed with the SEC on May 20, 2019.

(4)	Represents the grant of 20,974 time-based restricted stock units granted on August 6, 2018 and vesting over a four-year period measured from the grant date.
(5)

Represents a grant of a 54,945 stock options (in lieu of time-based restricted units) granted on May 22, 2017, with an exercise price equal to the closing market price of the Company’s common stock on the grant date and vesting over a four-year period measured from the grant date.  Amount does not include an award of 54,945 performance-based stock options also granted on May 22, 2017, with an exercise price equal to the closing market price of the Company’s common stock on that date, with performance criteria that were considered not probable to be met as of March 31, 2019.  If the performance criteria were achieved, the grant date fair value of the performance-based stock option award would have been $553,623.

(6)

Represents a grant of a 100,000 stock options (in lieu of time-based restricted units) granted on May 14, 2018 in connection with his appointment as the Company’s president and chief operating officer, with an exercise price equal to the closing market price of the Company’s common stock on the grant date and vesting 50% on May 14, 2020 and 25% each on May 14, 2021 and May 14, 2022.

(7)

Represents the grant of 9,890 time-based restricted stock units granted on May 22, 2017 and vesting over a four-year period measured from the grant date.  Amount does not include the grant of 9,890 performance-based restricted stock units with performance criteria that were considered not probably to be met as of March 31, 2019.  If the performance criteria were achieved, the grant date fair value of the performance-based restricted stock units would have been $225,000.

(8)

Represents a grant of a 20,000 stock options granted on August 17, 2017, with an exercise price equal to the closing market price of the Company's common stock on the grant date and vesting over a four-year period measured from the grant date.  Amount does not include an award of 25,000 performance-based stock options also granted on August 17, 2017, with an exercise price equal to the closing market price of the Company's common stock on that date, with performance criteria that were considered not probable to be met as of March 31, 2019.  If the performance criteria are achieved, the grant date fair value of the performance-based stock option award would have been $248,580.

(9)	Represents the grant of 13,423 time-based restricted stock units granted on August 6, 2018 and vesting over a four-year period measured from the grant date.
(10)

Represents a grant of 8,791 restricted stock units granted on May 22, 2017, vesting over a four-year period measured from the grant date.  Amount does not include an award of 8,791 performance-based restricted stock units also granted on May 22, 2017, with performance criteria that were considered not probable to be met as of March 31, 2018.  If the performance criteria were achieved, the grant date fair value of the performance-based restricted stock units would have been $199,995.

(11)

As a result of CEO Transition Agreements, the Company determined that 325,485 stock options to purchase shares of common stock should be accounted for as a Type I modification (which does not change the expectation that the award will ultimately vest resulting from an increase in the term to exercise the options).  Also, 37,500 stock options to purchase shares of common stock should be accounted for as a Type III modification (the award was not probable to vest prior to the modification but is probable of vesting under the modified condition).

(12)

As a result of the CEO Transition Agreements, the Company determined that 27,819 of restricted stock units should be accounted for as a Type III modification (the award was not probable to vest prior to the modification but is probable of vesting under the modified condition).

(13)

Represents consulting payments of $400,000 under the CEO Transition Agreements as well as approximately $36,000 for the continuation of health benefits and life insurance.  In addition, the CEO Transition Agreements required Mr. Pescatore to comply with restrictions and covenants in favor of the Company, including confidentiality, non-compete and non-solicitation provisions. Mr. Pescatore was responsible for complying with the Company’s policies applicable to employees and consultants, and Mr. Pescatore and the Company agreed to mutual non-disparagement provisions. The Company paid Mr. Pescatore $140,000 following the end of the Transition Period for his delivery of a Mutual Bring-Down Release in favor of the Company covering the Transition Period.  Pursuant to the CEO Transition Agreements, Mr. Pescatore also received payment of salary as for vice chairman during the Transition Period in the amount of $15,385 per week and the payment of his bonus under the Company’s short-term incentive plan for his prior services to the Company during Fiscal 2018.

(14)

Represents the grant of 24,176 time-based restricted stock units granted on May 22, 2017 and vesting over a four-year period measured from the grant date.  Amount does not include the grant of 24,176 performance-based restricted stock units with performance criteria that were considered not probably to be met as of March 31, 2019.  If the performance criteria are achieved, the grant date fair value of the performance-based restricted stock units would have been $550,000.

(15)

Represents the grant of a 50,000 stock options (in lieu of time-based restricted units) granted on August 17, 2017, with an exercise price equal to the closing market price of our common stock on the grant date, and vesting over a four-year period measured from the grant date.  Amount does not include an award of 50,000 performance-based stock option awards also granted on August 17, 2017, with an exercise price equal to the closing market price of the Company's common stock on that date, with performance criteria that were considered not probable to be met as of March 31, 2019.  If the performance criteria were achieved, the grant date fair value of the performance-based stock option award would have been $621,449.

Narrative to Summary Compensation Table

The compensation program established for our executive officers consisted of the following elements for Fiscal 2019 and Fiscal 2018:

Morgan E. O’Brien, Chief Executive Officer:  The salary and bonus amounts represent Mr. O’Brien’s annual base salary and annual cash bonus payment pursuant to our executive compensation program established by the Compensation Committee.  Based on his achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee, Mr. O’Brien received an annual cash bonus award equal to 100% of his target bonus for Fiscal 2019.  During Fiscal 2019, Mr. O’Brien received 20,974 time-based restricted stock units on August 6, 2018.  The restricted stock units vest over a four-year period, with 25% of the restricted stock units vesting on the one year anniversary of the grant date and the remainder of the restricted stock units vesting in three equal annual installments thereafter.  During Fiscal 2018, Mr. O’Brien was granted a stock option award to purchase 54,945 shares of our common stock with an exercise price equal to $22.75 per share.  25% of the option shares vested on May 22, 2018, and the remainder of the option shares will vest in three equal annual installments thereafter.  In addition, Mr. O’Brien was granted a performance-based stock option to purchase 54,945 shares of our common stock with an exercise price equal to $22.75 per share.  The option shares will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

 Robert H. Schwartz, President and Chief Operating Officer:  The salary and bonus amounts represent Mr. Schwartz’s annual base salary and annual cash bonus payment pursuant to our executive compensation program established by the Compensation Committee.  Based on his achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee, Mr. Schwartz received an annual cash bonus award equal to 112.7% of his target bonus for Fiscal 2019.   During Fiscal 2019, Mr. Schwartz was granted a time-based stock option to purchase 100,000 shares of our common stock with an exercise price of $28.20.  50% of the option shares will vest on May 14, 2020, 25% of the option shares will vest on May 14, 2021 and the remaining 25% will vest on May 14, 2022.  During Fiscal 2018, Mr. Schwartz received 9,890 restricted stock units that will vest over four years, with 25% that vested on May 22, 2018, and the remainder of the restricted units vesting in three equal annual installments thereafter.  Mr. Schwartz received 9,890 performance-based stock units.  The performance-based stock units will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.  During Fiscal 2018, Mr. Schwartz was also granted a stock option award to purchase 20,000 shares of our common stock with an exercise price equal to $28.10 per share.  25% of the option shares that vested on August 17, 2018, and the remainder of the option shares will vest in three equal annual installments thereafter.  In addition, Mr. Schwartz was granted a performance-based stock option to purchase 25,000 shares of our common stock with an exercise price equal to $28.10 per share.  The option shares will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

Timothy Gray, Chief Financial Officer.  The salary and bonus amounts represent Mr. Gray’s annual base salary and annual cash bonus payment pursuant to our executive compensation program established by the Compensation Committee.  Based on his achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee, Mr. Gray received an annual cash bonus award equal to 100% of his target bonus for Fiscal 2019.  During Fiscal 2019, Mr. Gray received 13,423 time-based restricted stock units on August 6, 2018.  The restricted stock units vest over a four-year period, with 25% of the restricted stock units vesting on the one year anniversary of the grant date and the remainder of the restricted stock units vesting in three equal annual installments thereafter.  During Fiscal 2018, Mr. Gray received 8,791 time-based restricted stock units on May 22, 2017.  The restricted stock units vest over a four-year period, with 25% of the restricted stock units vesting on the one year anniversary of the grant date and the remainder of the restricted stock units vesting in three equal annual installments thereafter.  During Fiscal 2018, Mr. Gray received 8,791 performance-based stock units.  The performance-based stock units will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

John C. Pescatore, Vice Chairman:  For Fiscal 2019, Mr. Pescatore’s annual base salary and annual cash bonus was based on the Continued Service, Consulting and Transition Agreement, dated April 23, 2018. The salary and bonus amounts for Fiscal 2018 represent Mr. Pescatore’s annual base salary and annual cash bonus payment pursuant to our executive compensation program established by the Compensation Committee. Mr. Pescatore’s annual bonus amount was set at 65% of his target bonus.  During Fiscal 2018, Mr. Pescatore received 24,176 restricted stock units that vest over four years, with 25% that vested on May 22, 2018, and the remainder of the restricted units vesting in three equal annual installments thereafter.  Mr. Pescatore received 24,176 performance-based stock units.  The performance-based stock units will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.  During Fiscal 2018, Mr. Pescatore was also granted a stock option award to purchase 50,000 shares of our common stock with an exercise price equal to $28.10 per share.  25% of the option shares vested on August 17, 2018, and the remainder of the option shares will vest in three equal annual installments thereafter.  In addition, Mr. Pescatore was granted a performance-based stock option to purchase 50,000 shares of our common stock with an exercise price equal to $28.10 per share.  The option shares will vest in full upon attainment of the performance goal established by the Compensation Committee.  The performance goal requires us to receive prior to January 13, 2020: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at March 31, 2019.

			Option Awards					Stock Awards
	Number of Securities		Number of Securities						Market Value
	Underlying		Underlying				Number of		of Shares or
	Unexercised		Unexercised		Option	Option	Shares That		Units of Stock
	Options		Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	(#) Exercisable		Unexercisable		Price	Date	Vested		Vested (1)
Morgan E. O’Brien	—		—		—	—	20,974	(18)	$737,446
	13,736	(2)	41,209	(2)	$22.75	5/22/2027	—		—
	—		54,945	(3)	$22.75	5/22/2027	—		—
	—		50,000	(4)	$25.81	1/13/2026	—		—
	37,500	(5)	12,500	(5)	$25.81	1/13/2026	—		—
	65,000	(6)	—		$25.00	1/29/2025	—		—
	100,000	(7)	—		$25.00	1/29/2025	—		—
	135,000	(8)	—		$20.00	5/14/2024	—		—

Robert H. Schwartz	—		100,000	(17)	$28.20	5/14/2028	—		—
	—		—		—	—	9,890	(9)	$347,732
	—		—		—	—	7,418	(10)	$260,817
	—		25,000	(11)	$28.10	8/17/2027	—		—
	5,000	(12)	15,000	(12)	$28.10	8/17/2027	—		—
	22,500	(13)	7,500	(13)	$24.45	2/23/2026	—		—
	52,500	(14)	17,500	(14)	$26.59	8/11/2025	—		—
	—		—		—	—	1,029	(15)	$36,180
	—		—		—	—	5,000	(16)	$175,800

Timothy A. Gray	—		—		—	—	13,423	(18)	$471,953
	—		—		—	—	4,396	(10)	$154,563
	—		—		—	—	8,791	(9)	$309,092
	—		—		—	—	2,422	(19)	$85,158
	—		—		—	—	2,906	(20)	$102,175
	50,000	(8)	—		$20.00	5/14/2024	—		—
John C. Pescatore	—		—		—	—	24,176	(9)	$850,028
	—		—		—	—	18,132	(10)	$637,521
	—		50,000	(11)	$28.10	8/17/2027	—		—
	12,500	(12)	37,500	(12)	$28.10	8/17/2027	—		—
	—		—		—	—	19,373	(20)	$681,155
	—		—		—	—	4,844	(19)	$170,315
	300,000	(8)	—		$20.00	5/14/2024	—		—
	12,985	(21)	—		$13.25	12/17/2020	—		—

(1)	The market value of the stock awards is determined by multiplying the number of shares underlying the stock awards by the closing stock price of our common stock of $35.16 on March 29, 2019.
(2)	Stock options granted on May 22, 2017 that have vested or will vest as follows: 25% on each of May 22, 2018, May 22, 2019, May 22, 2020, and May 24, 2021.

(3)

Performance-based stock options granted on May 22, 2017 that will vest conditioned upon our receipt prior to January 13, 2020 of : (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses; and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

(4)

Performance-based stock options granted on January 13, 2016 that will vest conditioned upon our receipt prior to January 13, 2020 of : (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses; and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

(5)	Stock options granted on January 13, 2016 that have vested or will vest as follows: 25% on each of January 13, 2017, January 16, 2018, January 14, 2019 and January 13, 2020.
(6)	Stock options granted on January 29, 2015, which are fully vested.
(7)	Stock options granted on January 29, 2015, which are fully vested.
(8)	Stock options granted on May 14, 2014, which are fully vested.
(9)

Performance-based restricted stock units granted May 22, 2017 that will vest conditioned upon our receipt prior to January 13, 2020 of: (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses; and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

(10)	Restricted stock units granted on May 22, 2017 that have vested or will vest as follows: 25% on each of May 22, 2018, May 22, 2019, May 22, 2020, and May 24, 2021.
(11)

Performance-based stock options granted on August 17, 2017 that will vest conditioned upon our receipt prior to January 13, 2020 of : (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses; and (ii) the lack of objection by our Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

(12)	Stock options granted on August 17, 2017 that have vested or will vest as follows: 25% on each of August 17, 2018, August 19, 2019, August 17, 2020, and August 17, 2021.
(13)	Stock options granted on February 23, 2016 that have vested or will vest as follows: 25% on each of February 23, 2017, February 23, 2018, February 28, 2019 and February 24, 2020.
(14)	Stock options granted on August 11, 2015 that have vested or will vest as follows: 25% on each of August 11, 2016, August 11, 2017, August 13, 2018 and August 12, 2019.
(15)	The restricted stock units granted on January 13, 2017 that have vested or will vest as follows: 25% on each of January 16, 2018, January 14, 2019, January 13, 2020 and January 13, 2021.
(16)	The restricted stock units granted on June 27, 2016 that have vested or will vest as follows: 25% on each of June 27, 2017, June 27, 2018, June 27, 2019 and June 29, 2020.
(17)	Stock options granted on May 14, 2018 that will vest as follows: 50% on May 14, 2020 and 25% each on May 14, 2021 and May 13, 2022.

(18)	Restricted stock units granted on August 8, 2018 that will vest as follows: 25% on each of August 6, 2019, August 6, 2020, August 6, 2021, and August 5, 2022.
(19)	Restricted stock units granted on January 13, 2016 that have vested or will vest as follows: 25% on each of January 13, 2017, January 16, 2018, January 14, 2019 and January 13, 2020.
(20)

Performance-based restricted stock units granted on January 13, 2016 that will vest conditioned upon our receipt prior to January 13, 2020 of : (i) a Final Order from the FCC providing for the creation and allocation of licenses for spectrum in the 900 MHz band consisting of paired blocks of contiguous spectrum, each containing at least 3 MHz of contiguous spectrum, authorized for broadband wireless communications uses; and (ii) the lack of objection by the Company's Board of Directors to the terms and conditions  (including, but not limited to, the rebanding, clearing and relocation procedures, license assignment and award mechanisms, and technical and operational rules) set forth or referenced in the Final Order.

(21)	Stock options granted on December 17, 2010 that are fully vested.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during Fiscal 2019 by each of our named executive officers.

		Option Awards			Stock Awards
	Number of Shares		Value Realized	Number of Shares		Value Realized
	Acquired on Exercised		on Exercise	Acquired on Vesting		on Vesting (1)
Name	(#)		($)	(#)		($)
Morgan E. O’Brien	—		—	—		—
Robert H. Schwartz	—		—	5,487		144,008
Timothy A. Gray	—		—	4,619		149,411
John C. Pescatore	—		—	10,887		340,362

(1)

The value realized on vesting is determined by multiplying the number of shares that vested during Fiscal 2019, times the closing price of our common stock on The Nasdaq Capital Market on the applicable vesting date.

Pension and Nonqualified Deferred Compensation

We do not provide any retirement benefits, other than under our 401(k) Plan, nor do we sponsor or maintain any nonqualified defined contribution or deferred compensation plans. Effective January 1, 2019, we increased the company match for all employees participating in the 401 (k) Plan from 2% to 3% of annual cash compensation.

Potential Payments upon Termination or Change in Control

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by us without Cause or for Good Reason (each as defined in our Executive Severance Plan), as if each executive’s employment terminated as of March 31, 2019. See “Severance Arrangements with our Named Executive Officers” below for additional information.

		Acceleration on Vesting (1)
	Stock		RSU's &	Base
	Options		PSU's	Salary (2)	Health	Other (3)	Total
Name	($)		($)	($)	($)	($)	($)
Morgan E. O’Brien
Severance absent a change of control	45,657		76,817	670,000	36,270	527,500	1,356,244
Severance in connection with a change of control	628,279		737,445	670,000	36,270	527,500	2,599,494
Robert H. Schwartz
Severance absent a change of control	422,061		31,441	680,000	36,270	535,000	1,704,772
Severance in connection with a change of control	1,032,200		384,897	680,000	36,270	535,000	2,668,367
Timothy A. Gray
Severance absent a change of control	—		69,465	600,000	36,270	385,000	1,090,735
Severance in connection with a change of control	—		874,086	600,000	36,270	385,000	1,895,356

(1)	Represents value of immediate vesting of unvested stock options and stock awards.
(2)	Represents 2 times the base salary.
(3)	Represents 2 times target annual bonus and outplacement support.
Severance Arrangements with our Named Executive Officers
Severance Plan Participation Agreement

In March 2015, as amended on February 12, 2019, we entered into a Severance Plan Participation Agreement (the “Participation Agreement”) with each of our executive officers and certain key employees pursuant to our Executive Severance Plan (the “Severance Plan”) approved by our Compensation Committee, which replaced any prior existing employment agreements or severance arrangements with our executives. The Severance Plan establishes the amount of severance payments and benefits available in the event of a (i) termination of employment by us without Cause or by the participant for Good Reason and (ii) termination of employment by us without Cause or by the participant for Good Reason within six months before or within 24 months after a Change in Control (as defined in the Severance Plan).

The Severance Plan establishes two tiers of executives.  As of the end of Fiscal 2019, the Company’s Tier 1 executives included Morgan E. O’Brien, Robert H. Schwartz and Timothy A. Gray.

Upon termination of employment by us without Cause or by the participant for Good Reason, each (i) Tier 1 executive is eligible for a cash severance payment equal to 2.0 times and each Tier 2 executive at 1.0 times the sum of the executive’s base salary plus target bonus, paid in installments over 24 months, plus a pro-rated target bonus for the fiscal year in which the termination occurs. Additionally, for equity awards granted prior to February 18, 2015 (the “Effective Date”), each Tier 1 and Tier 2 executive will receive full accelerated vesting of such equity awards and a 2-year time period to exercise any stock options. For equity awards granted after the Effective Date, each Tier 1 and Tier 2 executive will receive pro-rated accelerated vesting of such equity awards to reflect their actual time-based services to us measured from the grant date and a nine month time period to exercise any stock options included in such equity awards.

Upon termination of employment by us without Cause or by the executive for Good Reason within six months before or within 24 months after a Change in Control (as defined in the Severance Plan), each (i) Tier 1 executive is eligible for a cash severance payment equal to 2.0 times and each Tier 2 executive at 1.0 times the sum of the executive’s base salary plus target bonus, paid in a lump sum, plus a pro-rated target bonus for the fiscal year in which the termination occurs. In addition, each Tier 1 and Tier 2 executive will receive full accelerated vesting of all outstanding equity grants and a 2-year time period to exercise any stock options included in such equity awards.

The Severance Plan also provides for payment of health benefits continuation for a maximum of 18 months for Tier 1 and Tier 2 executives and outplacement services for a maximum of 12 months and $25,000 for Tier 1 and Tier 2 executives.

Employee Benefit Plans
401(k) Plan

Our employees are eligible to participate in a 401(k) Plan.  Effective January 1, 2019, we increased the company match for all employees participating in the 401(k) Plan from 2% to 3% of annual cash compensation.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The varied responsibilities, the substantial time commitment and the potential risks of serving as a director for a public company require that we provide adequate compensation for the continued performance of our non-employee directors by offering them compensation that is commensurate with the workload and the demands we place on them. Our non-employee directors are compensated based upon their Board and Board Committee responsibilities. Messrs. McAuley and O’Brien received no separate compensation for their service as directors.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to our Board of Directors on the appropriate structure for our non-employee director compensation program and the appropriate amount of compensation to offer to our non-employee directors. Our Board of Directors is responsible for final approval of our non-employee director compensation program and the compensation paid to our non-employee directors. The Compensation Committee retained Pearl Meyer as its independent compensation consultant to assess our non-employee director compensation program. With the assistance of Pearl Meyer, the Compensation Committee and Board of Directors established our philosophy to target total compensation for our non-employee directors at the 50th percentile of the market, based on the same peer group used in benchmarking the compensation of our executive officers.

Non-Employee Director Compensation

For Fiscal 2019, our non-employee director compensation program consisted of:

•	Annual cash retainers for Board service;
•	Annual cash retainers for service as the chair of one of the standing Board Committees; and
•

Long-term equity awards consisting of restricted stock awards granted on an annual basis to continuing non-employee directors immediately following the annual meeting of stockholders or upon their initial appointment to the Board for new directors.

Our non-employee directors are not entitled to any Board or Board Committee meeting fees.

Annual Cash Retainers:  Under our non-employee director compensation program, our non-employee directors received the following annual cash retainers. These annual retainers are payable in four equal quarterly installments on the first day of each new calendar quarter. Our non-employee director compensation program provides that newly appointed non-employee directors receive annual cash retainers on a pro-rata basis, based on the fiscal quarter in which the director is appointed to the Board and each Board committee.

Board Cash Retainer	$50,000
Lead Independent Director Cash Retainer	$65,000
Audit Committee Chair	$18,000
Compensation Committee Chair	$12,000
Nominating and Governance Committee Chair	$8,000

Long-Term Equity Awards:  Under our non-employee director compensation program, each of our non-employee directors (other than our lead independent director) are issued annual restricted stock awards with a grant date fair market value equal to approximately $90,000.  Our lead independent director received an annual restricted stock award with a grant date fair market value equal to approximately $120,000. Each such annual award will vest on the earlier of (i) immediately prior to the commencement of the next regularly scheduled annual meeting of stockholders or (ii) 12 months from the grant date.  On August 7, 2018, immediately following the 2018 annual meeting of stockholders, each of our continuing non-employee directors received restricted stock awards for 3,051 shares of common stock with a fair value of $29.50 per share, which was the closing bid price of our common stock on the Nasdaq Capital Market on the date of grant.

Our non-employee director compensation program provides that newly appointed non-employee directors receive an annual restricted stock grant, with the fair market value on the grant date calculated on pro-rata basis, based on the fiscal quarter in which the director is appointed to the Board.

Reimbursement:  Our directors are entitled to reimbursement for their reasonable travel and lodging expenses for attending Board and Board Committee meetings.

Director Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our non-employee directors during Fiscal 2019.

	Fees earned or paid in Cash (2)	Stock Awards (3)
Name and Principal Position	($)	($)		Total ($)
T. Clark Akers	68,000	90,005	(4)	158,005
Rachelle B. Chong	32,473	90,005	(4)	122,478
Greg W. Cominos	32,473	90,005	(4)	122,478
Gregory A. Haller	19,973	70,003	(6)	89,976
Mark J. Hennessy	57,793	120,006	(5)	177,799
Singleton B. McAllister	37,668	90,005	(4)	127,673
Paul Saleh	50,000	90,005	(4)	140,005
Peter G. Schiff (1)	21,902	22,067	(7)	43,969
John C. Sites (1)	20,489	22,067	(7)	42,556

(1)	Messrs. Schiff and Sites terms expired on August 7, 2018.
(2)

Represents annual cash retainers for Board service and for service as the chair of one of the standing Board Committees, if applicable.  Cash retainers are paid on a quarterly basis in four equal installments.

(3)

These amounts represent the grant date fair value of restricted stock awards granted by the Company during the period presented, determined in accordance with FASB ASC Topic 718. All restricted stock awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see “Note 13 – Stock Acquisition Rights, Stock Options and Warrants” of our notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2019 filed with the SEC on May 20, 2019.

(4)

Represents 3,051 restricted stock awards granted on August 7, 2018, immediately following the 2018 annual meeting of stockholders.  The closing stock price on the date of the grant, which represents the fair value of a share of restricted stock, was $29.50 per share.

(5)

Represents 4,068 restricted stock awards granted on August 7, 2018, immediately following the 2018 annual meeting of stockholders.  The closing stock price on the date of the grant, which represents the fair value of a share of restricted stock, was $29.50 per share.

(6)

Represents 1,610 restricted stock awards granted on November 7, 2018, immediately following the 2018 annual meeting of stockholders.  The closing stock price on the date of the grant, which represents the fair value of a share of restricted stock, was $43.48 per share.

(7)

Represents the modification of 5,000 options to purchase shares of our common stock.  The modification was a Type I, which does not change the expectation that the award will ultimately vest resulting from an increase in the term to exercise the options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Reviewed During Fiscal 2019 and Fiscal 2018

The following is a description of transactions since April 1, 2017, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our board of directors, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section titled “Executive and Director Compensation.”

During Fiscal 2019, we incurred $141,000 in consulting fees to Cerberus Operations and Advisory Company, LLC, a consultant firm who is an affiliate of Cerberus Capital Management, L.P., who is a beneficial holder of more than 5% of our capital stock.

Related Party Transaction Policy

Pursuant to our Code of Business Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, will be prohibited from entering into a related party transaction with us without the prior approval of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of nine  (9) directors to serve until our 2020 annual meeting and until their respective successors are elected and qualified. Our Board has unanimously nominated each of our existing nine (9) directors for re-election to our Board at the Annual Meeting.

Vote Required and Board Recommendation

Under our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, in an uncontested election, the directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present.  This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares in street name and you do not instruct the broker, bank, trustee or nominee on how to vote on this proposal, they will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be voted for or against the election of any director nominee, and so will not have any effect on the outcome of this proposal.

We have also implemented a majority voting policy for director resignations, which is applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. We expect each director nominated for reelection to tender his or her written irrevocable, conditional resignation to the Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our Nominating and Corporate Governance Committee (other than such director) will act on an expedited basis to determine whether to accept the director's irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The Nominating and Corporate Governance Committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director's resignation. This policy does not apply in circumstances involving contested director elections.

All of our nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR, AND SOLICITS PROXIES IN FAVOR OF, EACH OF OUR DIRECTOR NOMINEES.

Unless otherwise instructed, it is the intention of the persons named in the proxy card to vote shares represented by properly executed proxy cards for the election of each of our director nominees.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit our financial statements for the fiscal year ending March 31, 2020.  At the Annual Meeting, we are asking our stockholders to ratify the appointment of Grant Thornton as our independent auditor because we value our stockholders’ views on the Company’s independent auditor, even though the ratification is not required by our Amended and Restated Bylaws or otherwise.  However, the Audit Committee will reconsider the appointment if it is not ratified by our stockholders at the Annual Meeting. In addition, even if our stockholders ratify the selection, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that a change would be in the best interests of the Company and its stockholders.  Our Audit Committee appointed Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2019.

PKF O’Connor Davies LLP (“PKF”) served as the independent registered public accounting firm for the Company from 2008 through the fiscal year ended March 31, 2018.  On June 29, 2018, the Audit Committee approved the dismissal of PKF as the Company’s independent registered public accounting firm and appointed Grant Thornton LLP.

The audit reports of PKF on the consolidated financial statements of the Company for the fiscal years ended March 31, 2018 and 2017 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended March 31, 2018 and 2017, (i)there were no disagreements (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and PKF on any matters of accounting principles or practices, financial statement disclosures, auditing scope or procedures, or any other matter which, if not resolved to the satisfaction of PKF, would have caused PKF to make reference to the subject matter of the disagreements in connection with the issuance of PKF reports on the financial statements of such periods, and (ii) there were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) other than as described above.

During the Company’s fiscal years ended March 31, 2017 and 2018, neither the Company nor anyone on the Company’s behalf consulted with Grant Thornton with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement or a reportable event (as those terms are described in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.

Audit Related Matters

The Audit Committee is responsible for approving the engagement of Grant Thornton as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

The Audit Committee intends to meet with Grant Thornton on a quarterly or more frequent basis, as the Audit Committee had done in Fiscal 2019. At such times, the Audit Committee has reviewed the services performed by Grant Thornton, as well as the fees charged for such services.

Principal Accountant Fees and Services

The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by Grant Thornton for Fiscal 2019 and PKF in Fiscal 2018.

	2019	2018
Audit fees	$270,095	$171,275
Audit-related fees	49,035	—
Tax fees	—	—
Other fees	—	—
Total	$319,130	$171,275

Audit Fees. Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, fees relating to our amended annual and interim financial statements and related services that are normally provided in connection with registration statements.

Audit-Related Fees. There were no such fees incurred in Fiscal 2018.  For Fiscal 2019, fees include review of adoption of new accounting pronouncements and material contracts.

Tax Fees. There were no such fees incurred in Fiscal 2019 or Fiscal 2018.

All Other Fees. We did not incur any other fees in Fiscal 2019 or Fiscal 2018.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Auditors

The Audit Committee has determined that all services provided by Grant Thornton to date were compatible with maintaining the independence of such audit firm. The charter of the Audit Committee requires advance approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent registered public accounting firm, subject to any exception permitted by law or regulation.

Vote Required and Board Recommendation

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of our independent registered public accounting firm. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF GRANT THORNTON AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2020.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on May 20, 2019 (the “Annual Report”). The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee currently consists of three directors, each of whom is an “independent director” as defined under the listing standards for the Nasdaq Stock Market and the rules and regulations of the SEC. The Audit Committee acts pursuant to a written charter that has been adopted by our Board. A copy of the charter is available on the Company’s website at www.anterix.com.

Our Audit Committee oversees our financial reporting process on behalf of our Board. Management has the responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm for the fiscal year ended March 31, 2019, Grant Thornton LLP, (“Grant Thornton”), was responsible for expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

Review with Management

The Audit Committee reviewed and discussed the audited financial statements with management of the Company.

Review and Discussions with Independent Accountants

The Audit Committee met with Grant Thornton to review the financial statements included in the Annual Report. The Audit Committee discussed with a representative of Grant Thornton the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including General Auditing Standards 1301, Communications with Audit Committees. In addition, the Audit Committee met with Grant Thornton, with and without management present, to discuss the overall scope of Grant Thornton audit, the results of its examinations and the overall quality of the Company’s financial reporting. The Audit Committee received the written disclosures and the letter from Grant Thornton required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committee Concerning Independence, and has discussed with Grant Thornton its independence, and satisfied itself as to the independence of Grant Thornton.

Conclusion

Based on the above review, discussions, and representations received, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal years ended March 31, 2019, 2018 and 2017, be included in the Company’s Annual Report and filed with the SEC.

The Audit Committee of the Board of Directors:

T. Clark Akers, Chair
Greg W. Cominos
Paul Saleh

PROPOSAL THREE

TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO “ANTERIX INC.”

General

On June 14, 2019, our Board approved, declared it advisable and in our Company’s best interest and directed that there be submitted to our stockholders for approval, an amendment to Article I of our Amended and Restated Certificate of Incorporation to change our corporate name to Anterix Inc. (the “ Name Change Amendment ”).

Reasons for the Name Change Amendment

We recently announced our focus on developing and commercializing our spectrum assets to enable our targeted critical infrastructure and enterprise customers to deploy private broadband networks, technologies and solutions.  Our goal is to become the leading provider of broadband solutions to critical infrastructure and enterprise customers and empower them to deliver on their business modernization initiatives through the transformative power of broadband connectivity.  In connection with this new business strategy, we are changing our corporate name to “Anterix Inc.”

Effect of Approval of the Name Change Amendment

If the Name Change Amendment is approved by stockholders, we intend to file a corresponding Amendment No. 2 to our Amended and Restated Certificate of Incorporation reflecting the approved amendment with the Delaware Secretary of State, and such Amendment will be effective on the date such Amendment is filed with the Delaware Secretary of State.

The description in this Proxy Statement of the proposed Name Change Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Form of Amendment No. 2 to the Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Annex A.

If the proposed name change is approved, stockholders with certificated shares should continue to hold their existing share certificates. The rights of stockholders holding certificated shares under existing share certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new share certificates that are issued after the name change becomes effective will bear the name “Anterix Inc.”  A new CUSIP number will also be assigned to our common stock shortly following the name change.

Our common stock previously traded  on the Nasdaq Capital Market under the symbol “PDVW.”  On June 17, 2019 our shares began trading on the Nasdaq Capital Market under the symbol “ATEX.”

Vote Required and Board Recommendation

If a quorum is present, the affirmative vote of shares representing a majority of the outstanding shares of common stock as of the Record Date is required for approval of the amendment to our Amended and Restated Certificate of Incorporation to change our corporate name to “Anterix Inc.” Abstentions will be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE approval of the amendment to our Amended and Restated Certificate of Incorporation to change our corporate name to “Anterix Inc.”

OTHER MATTERS

The Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies in the exercise of their discretion on such matter.

PROXY SOLICITATION

The Company will bear the expenses of calling and holding the Annual Meeting and the soliciting of proxies therefor. This Proxy Statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees and other like parties to beneficial owners of shares of Common Stock. The Company will pay reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners.  In addition, the Company has hired Alliance Advisors, at an estimated cost of $18,700, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact, but they will not receive any additional compensation for these activities.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholders interested in submitting a proposal for consideration at our 2020 annual meeting must do so by sending the proposal to our Corporate Secretary at pdvWireless, Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2020 annual meeting is March 7, 2020. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2020 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before March 7, 2020, and comply with the procedures and requirements set forth in Rule 14a-8 under the Exchange Act of 1934, as well as the applicable requirements of our Amended and Restated Bylaws. Any stockholder proposal received after March 7, 2020, will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Amended and Restated Bylaws.

Our Amended and Restated Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days but not more than 120 days prior to the one-year anniversary of the date on of the 2019 Annual Meeting (i.e., August 6, 2020) and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters as required by our Amended and Restated Bylaws. Therefore, to be presented at our 2020 annual meeting, such a proposal must be received by the Company on or after April 8, 2020 but no later than May 8, 2020. If the date of the 2020 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2019 Annual Meeting, notice must be received no earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which the public announcement of the date of such Annual Meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

We have adopted “householding,” a procedure approved by the SEC under which stockholders who share an address will receive a single copy of the Annual Report, Proxy Statement and Notice. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution of documents related to the Annual Meeting. If you reside at the same address as another pdvWireless, Inc. stockholder and wish to receive a separate copy of the Annual Meeting materials, you may do so by making a written or oral request to:  pdvWireless, Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attn:  Corporate Secretary, telephone (973) 771-0300. Upon your request, we will promptly deliver a separate copy to you. The Annual Report and Proxy Statement are also available at http://www.viewproxy.com/pdvWireless/2019.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. You may also write to:  Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004, Attention:  Compliance Department, and include your name, the name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Annual Report, Proxy Statement and Notice who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or pdvWireless, Inc. at the contact information listed above, to request information about householding.

ANNUAL REPORT ON FORM 10-K

The Company filed an Annual Report on Form 10-K for the year ended March 31, 2019 with the SEC. A copy of the Company’s Annual Report on Form 10-K will also be made available (without exhibits), free of charge, to interested stockholders upon written request to pdvWireless, Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attention:  Corporate Secretary. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered to be proxy-soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS

Morgan E. O’Brien
Chief Executive Officer
July 5, 2019

Annex A

Form of Proposed Certificate of Amendment to our

 Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT NO. 2

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PDVWIRELESS, INC.,

a Delaware Corporation

pdvWireless, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.  That on June 14, 2019 resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, and declaring such amendment to be advisable and recommended for approval by the Corporation’s stockholders, and that such resolutions provide that:

Article I of the Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

The name by which the corporation is to be known is Anterix Inc. (the “Corporation”).

2.  That such amendment was approved by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on August 6, 2019.

3.  The aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.  Except as provided for above, the Amended and Restated Certificate of Incorporation of the Corporation shall remain unchanged.

This amendment shall become effective upon its filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment No. 2 to Amended and Restated Certificate of Incorporation of the Corporation this ___ day of August 2019.

pdvWIRELESS, INC.

By:
Morgan O’Brien Chief Executive Officer

pdvWireless, Inc.

2019 Annual Meeting of Stockholders

AUGUST 6, 2019 9:30 AM Eastern Daylight Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Morgan E. O’Brien and Timothy A. Gray, or either of them, as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of pdvWireless, Inc. that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders to be held at 09:30 AM, EDT on August 6, 2019, at the Hilton Short Hills located at 41 John F. Kennedy Parkway, Short Hills, NJ 07078, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other business may properly come before the meeting, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.

All votes must be received by 11:59 P.M., Eastern Daylight Time, August 5, 2019.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting:

The Annual Report & Proxy Statement are available at

http://www.viewproxy.com/pdvWireless/2019.